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                                                                    EXHIBIT 10.1

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                           LOAN AND SECURITY AGREEMENT


                                  BY AND AMONG


                     COMMUNICATIONS & POWER INDUSTRIES, INC.

                                  AS BORROWER,

                        THE OTHER OBLIGORS NAMED HEREIN,

                     THE LENDERS THAT ARE SIGNATORIES HERETO
                                 AS THE LENDERS,

                                       AND
                          FOOTHILL CAPITAL CORPORATION
                    AS THE ARRANGER AND ADMINISTRATIVE AGENT



                          DATED AS OF DECEMBER 15, 2000


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                           LOAN AND SECURITY AGREEMENT


        THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of December 15, 2000, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), FOOTHILL CAPITAL CORPORATION, a California corporation, as the arranger and administrative agent for the Lenders ("Agent"), and, on the other hand, COMMUNICATIONS & POWER INDUSTRIES, INC., a Delaware corporation ("Borrower"), and the other Obligors identified on the signature pages hereof.

        WHEREAS, the Advances and Term Loan contemplated hereafter are "Senior Indebtedness" and "Senior Bank Indebtedness" as those terms are defined in the Senior Subordinated Debt Documents, and this Agreement constitutes the "Senior Credit Agreement" as defined in the Senior Subordinated Debt Documents;

                The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

        1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                "ABLECO" means Ableco Finance LLC, a Delaware limited liability company.

                "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

                "ACCOUNTS" means all "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

                "ADDITIONAL DOCUMENTS" has the meaning set forth in Section 4.4.

                "ADVANCES" has the meaning set forth in Section 2.1.

                "AFFILIATE" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of


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such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

                "AGENT" means Foothill, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

                "AGENT'S ACCOUNT" means a deposit account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent's Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with The Chase Manhattan Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

                "AGENT ADVANCES" has the meaning set forth in Section 2.3(e)(i).

                "AGENT'S LIENS" means the Liens granted by Obligors to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

                "AGENT-RELATED PERSONS" means Agent together with its Affiliates, officers, directors, employees, and agents.

                "AGREEMENT" has the meaning set forth in the preamble hereto.

                "APPLICABLE PREPAYMENT PREMIUM" means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 2% times the Maximum Revolver Amount, and (b) during the period of time from and including the date that is the first anniversary of the Closing Date up to the date that is the third anniversary of the Closing Date, 1% times the Maximum Revolver Amount; provided, however, that the Applicable Prepayment Premium shall not in any event apply to the prepayment of the Term Loan.

                "ASSIGNEE" has the meaning set forth in Section 14.1.

                "ASSIGNMENT AND ACCEPTANCE" means an Assignment and Acceptance substantially in the form of Exhibit A-1.

                "AUTHORIZED PERSON" means any officer or other employee of Borrower.

                "AVAILABILITY" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as Advances under
Section 2.1 (after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder).


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                "BANKRUPTCY CODE" means the United States Bankruptcy Code, as in effect from time to time.

                "BASE LIBOR RATE" means the rate per annum, determined in good faith by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Borrower in accordance with this Agreement, which determination shall constitute prima facie evidence thereof.

                "BASE RATE" means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Changes in the Base Rate shall be effective as of the effective date of the change in the "prime rate."

                "BASE RATE LOAN" means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

                "BASE RATE MARGIN" means the following margin based upon the applicable Debt Coverage Ratio, to be effective as of the first day of the calendar month immediately following the date of determination, and based on the most recent certification received by Agent pursuant to Section 6.3(b):

------------------------------------ --------------------------------------
        DEBT COVERAGE RATIO               APPLICABLE BASE RATE MARGIN
------------------------------------ --------------------------------------
Greater than or equal to 4.40:1.00          1.75 percentage points
------------------------------------ --------------------------------------
  Less than 4.40:1.00 and greater           1.25 percentage points
    than or equal to 3.75:1.00
------------------------------------ --------------------------------------
        Less than 3.75:1.00                 0.75 percentage points
------------------------------------ --------------------------------------

; provided, however, the failure to deliver the certificate of calculation of the Debt Coverage Ratio by the date required hereunder (after giving effect to any applicable grace period) shall automatically cause the Base Rate Margin to be the highest rate set forth above, effective as of the first day of the calendar month immediately following the date on which the delivery of the certificate of calculation of the Debt Coverage Ratio was otherwise required; and provided further, however, that for the period from the Closing Date through the last day of the calendar month during which the first anniversary of the Closing Date occurs and thereafter until such time as the Agent receives a


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certificate of calculation of the Debt Coverage Ratio delivered pursuant to
Section 6.3(b) establishing that a different Base Rate Margin applies, the Base Rate Margin shall be 1.75 percentage points.

                "BENEFIT PLAN" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower or any other Obligor organized under the laws of the United States or any state thereof has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years, other than a plan described in Section 4(b)(4) of ERISA.

                "BEVERLY REAL PROPERTY COLLATERAL" means the Real Property Collateral identified as such on Schedule R-1.

                "BOARD OF DIRECTORS" means the board of directors (or comparable managers) of a CPI Party or any committee thereof duly authorized to act on behalf of the board.

                "BOOKS" means a Person's now owned or hereafter acquired books and records (including all Records indicating, summarizing, or evidencing such Person's assets (including the Collateral) or liabilities, all Records relating to such Person's business operations or financial condition, and all of such Person's goods or General Intangibles related to such information).

                "BORROWER" has the meaning set forth in the preamble to this Agreement.

                "BORROWING" means a borrowing hereunder consisting of Advances (or term loans, in the case of the Term Loan) made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.

                "BORROWING BASE" has the meaning set forth in Section 2.1.

                "BORROWING BASE CERTIFICATE" means a certificate in the form of Exhibit B-1.

                "BUSINESS DAY" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

                "CANADIAN LOAN DOCUMENTS" means, collectively, a general security agreement and a continuing guarantee in form and substance satisfactory to Agent, executed and delivered by CPI Canada.

                "CANADIAN REAL PROPERTY COLLATERAL" means the Real Property located in Ontario Canada and described as such on Schedule R-1.

                "CAPITAL LEASE" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

               "CAPITALIZED LEASE OBLIGATION" means any Indebtedness represented by obligations under a Capital Lease.


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                "CASH EQUIVALENTS" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's,
(c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either
(i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

                "CASH MANAGEMENT ACCOUNT" has the meaning set forth in Section 2.7(a).

                "CASH MANAGEMENT AGREEMENTS" means those certain cash management service agreements, in form and substance satisfactory to Agent, each of which is among one or more Collateral Obligors, Agent, and one of the Cash Management Banks.

                "CASH MANAGEMENT BANK" has the meaning set forth in Section 2.7(a).

                "CHANGE OF CONTROL" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holder becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Parent's Board of Directors, or (b) a majority of the members of the Parent's Board of Directors do not constitute Continuing Directors, or (c) any Obligor ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date.

                "CLOSING DATE" means the date of the making of the initial Advance (or other extension of credit) hereunder.

                "CLOSING DATE BUSINESS PLAN" means the set of Projections of Borrower on a consolidated basis for the first two (2) fiscal year periods ending after the Closing Date (for the first such fiscal year, on a month by month basis, and on a quarter by quarter basis for the second such fiscal year), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent.

                "CODE" means the New York Uniform Commercial Code, as in effect from time to time.

                "COLLATERAL" means all of a Person's now owned or hereafter acquired right, title, and interest in and to each of the following:


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                        (a) Accounts,

                        (b) Books,

                        (c) Equipment,

                        (d) General Intangibles,

                        (e) Inventory,

                        (f) Investment Property,

                        (g) Negotiable Collateral,

                        (h) Real Property Collateral,

                        (i) money or other assets that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

                        (j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided, however, that Collateral shall not include: (x) any notes or other evidence of Indebtedness held by Parent from present, future or former employees of Parent or any of its Subsidiaries, which notes were issued in connection with such employees' purchase of capital stock of Parent; and (y) such General Intangibles: (i) which cannot be subject to a consensual security interest in favor of Agent without the consent of licensor or other party thereto, (ii) as to which any such restriction described in clause (i) is effective and enforceable under applicable law including Section 9318(4) of the Code or, from and after the effective date thereof, Section 9408 of the revised
Article 9 of the Code, and (iii) and to which such consent described in clause
(i) has not been obtained by the party granting the security interest after commercially reasonable efforts not involving the payment of money or the granting of other consideration.

                "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

                "COLLATERAL OBLIGORS" means, collectively, Borrower and CPI Canada.


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                "COLLECTIONS" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Obligors.

                "COMMITMENT" means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

                "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

                "CONTINUING DIRECTOR" means (a) any member of the Board of Directors who was a director (or comparable manager) of any Obligor on the Closing Date, and (b) any individual who becomes a member of such Board of Directors after the Closing Date if such individual was appointed or nominated for election to such Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to such Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of any Obligor (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

                "CONTROL AGREEMENT" means a control agreement, in form and substance satisfactory to Agent, executed and delivered by an applicable Obligor, Agent, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a deposit account.

                "CPI CANADA" means Communications & Power Industries Canada Inc., an Ontario corporation.

                "CPI PARTIES" means Borrower, Guarantors and all of their respective Subsidiaries.

                "CPI SUBSIDIARY HOLDINGS" means CPI Subsidiary Holdings Inc., a Delaware corporation.

                "DAILY BALANCE" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

                "DDA" means any checking or other demand deposit account maintained by any Obligor.


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                "DEFAULT" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                "DEBT COVERAGE RATIO" means, at any date of determination, the ratio of Funded Debt, as of the date of determination, to EBITDA for the four consecutive fiscal quarters of Borrower (taken as one accounting period) then ended.

                "DEFAULTING LENDER" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

                "DEFAULTING LENDER RATE" means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

                "DESIGNATED ACCOUNT" means account number 4518100284 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated as such, in writing, by Borrower to Agent.

                "DESIGNATED ACCOUNT BANK" means Wells Fargo, whose office is located at P.O. Box 63020, San Francisco, California 94163, and whose ABA number is 121000248.

                "DILUTION" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts of the Collateral Obligors during such period, by (b) Collateral Obligors' Collections with respect to their Accounts during such period (excluding extraordinary items) plus the Dollar amount of clause (a).

                "DILUTION RESERVE" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5%.

                "DISBURSEMENT LETTER" means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

                "DOLLARS" or "$" means United States dollars.

                "EBITDA" means, with respect to any fiscal period, Parent's consolidated net earnings (or loss), minus extraordinary gains for such period, plus all interest expense (including without limitation amortization of capitalized financing costs), income taxes, extraordinary or nonrecurring losses, non-cash charges (including, without limitation, non-cash compensation, write-off of fixed assets, and accrued but unpaid management fees), Moving Expenses, and depreciation and amortization for such period, in accordance with GAAP.


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                "ELIGIBLE ACCOUNTS" means the Eligible Borrower Accounts, the
Eligible Canadian Accounts and the Eligible Foreign Accounts.

                "ELIGIBLE BORROWER ACCOUNTS" means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits; provided, however, that so long as Borrower is capable of providing periodic reports detailing such deposits by customer in accordance with Section 6.2 Eligible Accounts shall be calculated net of customer deposits on a customer-by-customer basis; and (y) Eligible Accounts shall be calculated net of unapplied cash remitted to Borrower. Eligible Accounts shall not include the following:

                        (a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 60 days,

                        (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

                        (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of any Obligor,

                        (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; provided, however, that with respect to an Account which does not qualify as an Eligible Account solely because the Account arises in a transaction wherein goods are sold on a bill and hold basis, the Agent will, in its Permitted Discretion, treat such Accounts, not to exceed $1,000,000 in the aggregate at any time, as Eligible Accounts, so long as (w) the contract between the Account Debtor and the Collateral Obligor giving rise to the Account expressly provides that the goods from which the Account derives may be billed in advance on a bill and hold basis, (x) title to the goods from which the Account derives has passed to the Account Debtor, (y) such goods are readily identifiable, and (z) such goods have been physically segregated from the Collateral Obligors' Collateral.

                        (e) Accounts that are not payable in Dollars,

                        (f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state of the United States or any Canadian province, or (iii) is the government of any foreign country or sovereign state, or of any state, province,


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municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is an Eligible Foreign Account.

                        (g) Subject to Agent's Permitted Discretion, Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the Collateral Obligor has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC '
3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the Collateral Obligor has complied to Agent's satisfaction),

                        (h) Accounts with respect to which the Account Debtor is a creditor of any Obligor, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute,

                        (i) Accounts with respect to an Account Debtor whose total obligations owing to the Collateral Obligor exceed 10% (or, only if U.S. DFAS Columbia Center is the Account Debtor, 20%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

                        (j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Obligor has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

                        (k) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the Collateral Obligor has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,

                        (l) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

                        (m) Accounts that are not subject to a valid and perfected first priority Agent's Lien,


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                        (n) Accounts with respect to which (i) the goods giving
rise to such Account have not been shipped and billed to the Account Debtor, or
(ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

                        (o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Obligor of the subject contract for goods or services.

                "ELIGIBLE CANADIAN ACCOUNTS" means any Account of CPI Canada as to which each of the following is applicable: (a) such Account does not qualify as an Eligible Borrower Account solely because of one or more of the following reasons: (x) such Account is an Account of CPI Canada rather than of Borrower,
(y) such Account is payable in Canadian Dollars, or (z) the Account Debtor with respect to such Account maintains its chief executive office in Canada (other than Quebec and the Maritime provinces) rather than in the United States or is organized under the laws of Canada or a political subdivision thereof (other than Quebec and the Maritime provinces) rather than under the laws of the United States or any state thereof, and (b) Agent has a perfected first priority security interest in such Account.

                "ELIGIBLE FOREIGN ACCOUNTS" means an Account of a Collateral
Obligor: (I) acceptable to Agent in its Permitted Discretion with respect to the size and payment history of the Account Debtor, the political instability of the jurisdiction in which the Account Debtor is located, and the credit quality of the Account Debtor, and (II) as to which each of the following is applicable:
(a) such Account does not qualify as an Eligible Borrower Account or Eligible Canadian Account solely because the Account Debtor with respect to such Account maintains its chief executive office in a jurisdiction other than the United States or Canada (other than Quebec and the Maritime provinces) or is organized under the laws of a jurisdiction (or a political subdivision thereof) other than the United States or Canada (other than Quebec and the Maritime provinces) , and
(b) Agent has a perfected first priority security interest in such Account.

                "ELIGIBLE EQUIPMENT" means (a) the Equipment identified in the most recent appraisal thereof, dated October 16, 2000 and effective September 25, 2000, and located at the locations set forth on Schedule E-1, and (b) any additional Equipment of Borrower identified by Borrower to Agent in the then most appraisal thereof, which Equipment (i) is held for use in the ordinary course of Borrower's business, (ii) is located at one of the locations set forth on Schedule E-1, and in which Agent has a perfected Lien of first priority,
(iii) is acceptable in all respects to Agent in its Permitted Discretion, (iv) is not a fixture with the exception of Equipment affixed to Real Property Collateral, (v) is not intended to be affixed to Real Property other than Real Property Collateral, or to become installed in or affixed to other goods other than Real Property Collateral, (vi) is not subject to a Lien in favor of any Person other than Agent, (vii) is not subject to a lease agreement with any Person, (viii) has had its Net Orderly Liquidation Value established, and (ix) strictly complies with all of Borrower's representations and warranties to Agent; provided, however, that, with respect to additional items of Equipment, standards of eligibility may be fixed and revised from time to time by Agent in its Permitted Discretion. If and to the extent that an item of additional Equipment is identified by Borrower to Agent that meets each of the foregoing criteria,

Schedule E-1 automatically shall be deemed to be amended to include such item of Equipment. Eligible Equipment shall not include obsolete items, damaged, defective, or destroyed items.

                "ELIGIBLE TRANSFEREE" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, and further provided that, so long as no Event of Default has occurred and is continuing, such bank shall not be subject to U.S. federal withholding taxation, (c) a finance company, insurance company, or other financial institution or fund (which, so long as no Event of Default has occurred and is continuing, is organized under the laws of the United States or any state thereof) that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, or any fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender and which, so long as no Event of Default has occurred and is continuing, is not subject to U.S. federal withholding taxation, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower, and (f) during the continuation of an Event of Default, any other Person not subject to U.S. federal withholding taxation approved by Agent.

                "ENVIRONMENTAL ACTIONS" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any of the Obligors or any predecessor in interest, (b) adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Obligor or any predecessor in interest.

                "ENVIRONMENTAL INDEMNITY AGREEMENT" means that certain Environmental Indemnity Agreement with respect to the Palo Alto Real Property Collateral, in form and substance satisfactory to Agent.

                "ENVIRONMENTAL LAW" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Obligor, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC ' 1251 et seq; the Toxic Substances Control Act, 15 USC, ' 2601 et seq; the Clean Air Act, 42 USC ' 7401 et seq.; the Safe Drinking Water Act, 42 USC. ' 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. ' 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. ' 11001 et seq.; the Hazardous Material Transportation Act, 49 USC ' 1801 et seq.; and the Occupational Safety and Health Act, 29 USC.

'651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

                "ENVIRONMENTAL LIABILITIES AND COSTS" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

                "ENVIRONMENTAL LIEN" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

                "EQUIPMENT" means all of a Person's equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

                "ERISA AFFILIATE" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligor under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligor under IRC Section 414(c), (c) any organization subject to ERISA that is a member of an affiliated service group of which any Obligor is a member under IRC Section 414(m), or (d) any Person subject to ERISA that is a party to an arrangement with any Obligor and whose employees are aggregated with the employees of any Obligor under IRC Section 414(o).

                "ERISA EVENT" means (a) a Reportable Event (as defined in
Section 4043 of ERISA) with respect to any Benefit Plan or Multiemployer Plan,
(b) the withdrawal of any Obligor or any of their respective Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Obligor , any of their respective Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under
Section 401(a)(29) of the IRC by any Obligor or their respective Subsidiaries or any of their ERISA Affiliates.

                "EVENT OF DEFAULT" has the meaning set forth in Section 8.

                "EXCESS AVAILABILITY" means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Obligors aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

                "EXCESS NET PROCEEDS" has the meaning set forth in Section
2.2(g).

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as in effect from time to time.

                "EXISTING LENDER" means Bankers Trust Company, as agent for itself and other lenders.

                "FEIN" means Federal Employer Identification Number.

                "FOOTHILL" means Foothill Capital Corporation, a California corporation.

                "FOREIGN GUARANTORS" means Communications & Power Industries Italia S.R.L., an Italian company, Communications & Power Industries Europe Limited, an England and Wales company, and Communications & Power Industries Australia PTY Limited, an Australian company.

                "FOREIGN GUARANTIES" means the Guaranties, in form and substance satisfactory to Agent, executed by the Foreign Guarantors party thereto with respect to the Obligations.

                "FUNDED DEBT" means, at any date of determination, the sum of all Indebtedness (other than Indebtedness of the type described in clauses (d) and (f) of the definition of Indebtedness), including without limitation, and regardless of whether of any of the following has been converted or otherwise transmuted into another form of Indebtedness or Investment, the sum (without duplication) in Dollars of all of the following: the Obligations, Capital Lease Obligations, the Senior Subordinated Indebtedness, and the Indebtedness set forth on Schedule 5.20.

                "FUNDING DATE" means the date on which a Borrowing occurs.

                "FUNDING LOSSES" has the meaning set forth in Section
2.13(b)(ii).

                "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                "GENERAL INTANGIBLES" means all of a Person's general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, all rights to indemnity under the Stock Sale Agreement, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts (including Cash Management Accounts), insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

                "GOVERNING DOCUMENTS" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

                "GOVERNMENTAL AUTHORITY" means any foreign, federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

                "GUARANTORS" means Parent, each direct Subsidiary of Parent (other than Borrower), each direct Subsidiary of Borrower and each direct Subsidiary of CPI Subsidiary Holdings that is a corporation organized under the laws of the United States or any state thereof, CPI Canada, and each other Person (other than the Foreign Guarantors) that has executed or hereafter executes a guaranty or a support, put or other similar agreement in favor of Agent and Lenders in connection with the transactions contemplated by the Agreement.

                "GUARANTY" means the Guaranty and Security Agreement, in form and substance satisfactory to Agent, executed and delivered by the Guarantors party thereto with respect to the Obligations.

                "HAZARDOUS MATERIALS" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as"hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                "INDEBTEDNESS" means (a) all obligations of any Obligor for borrowed money, (b) all obligations of any Obligor evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of any Obligor in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of any Obligor under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of any Obligor, irrespective of whether such obligation or liability is assumed, (e) all obligations of any

Obligor for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of any Obligor's business and repayable in accordance with customary trade practices), and (f) all obligations of any Obligor guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to such Obligor) any Indebtedness of any other Person (other than another CPI Party).

                "INDEMNIFIED LIABILITIES" has the meaning set forth in Section 11.3.

                "INDEMNIFIED PERSON" has the meaning set forth in Section 11.3.

                "INDENTURE" shall mean the Indenture, dated as of August 11, 1995, between Borrower and U.S. Trust Company of California, N.A., as trustee.

                "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                "INTANGIBLE ASSETS" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                "INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.16(a).

                "INTELLECTUAL PROPERTY SECURITY AGREEMENT" means an intellectual property security agreement executed and delivered by Borrower and Agent, the form and substance of which is satisfactory to Agent.

                "INTERCREDITOR AGREEMENT" means an intercreditor agreement executed and delivered by the Obligors to Agent, the form and substance of which is satisfactory to Agent.

                "INTEREST PERIOD" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day,
(b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

                "INVENTORY" means all of a Person's right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by the owner thereof as lessor, goods that are furnished by the owner thereof under a contract of service, and raw materials, work in process, or materials used or consumed in such owner's business.

                "INVESTMENT" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services by such Person in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

                "INVESTMENT PROPERTY" means all of a Person's "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.

                "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

                "ISSUANCE" has the meaning set forth in Section 2.2(g).

                "ISSUING LENDER" means Foothill or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

                "L/C" has the meaning set forth in Section 2.12(a).

                "L/C DISBURSEMENT" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

                "L/C UNDERTAKING" has the meaning set forth in Section 2.12(a).

                "LENDER" and "LENDERS" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

                "LENDER GROUP" means, individually and collectively, any or all of the Lenders (including the Issuing Lender) and Agent.

                "LENDER GROUP EXPENSES" means all (a) reasonable and documented out-of-pocket costs or expenses (including taxes, and insurance premiums) required to be paid by any Obligor under any of the Loan Documents that are paid or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender

Group's transactions with any Obligor, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable and documented out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) reasonable and documented out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and reasonable and documented out-of-pocket expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or any Lender's relationship with any Obligor, (h) Agent's and each Lender's reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Obligor or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

                "LENDER-RELATED PERSON" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, and agents of such Lender.

                "LETTER OF CREDIT" means an L/C or an L/C Undertaking, as the context requires.

                "LETTER OF CREDIT USAGE" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

                "LGP" means Leonard Green & Partners, L.P.

                "LIBOR DEADLINE" has the meaning set forth in Section
2.13(b)(i).

                "LIBOR NOTICE" means a written notice in the form of Exhibit
L-1.

                "LIBOR RATE" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                "LIBOR RATE LOAN" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

                "LIBOR RATE MARGIN" means the following margin based upon the applicable Debt Coverage Ratio, to be effective as of the first day of the calendar month immediately following the date of determination, and based on the most recent certification received by Agent pursuant to Section 6.3(b):

------------------------------------ --------------------------------------
        DEBT COVERAGE RATIO              APPLICABLE LIBOR RATE MARGIN
------------------------------------ --------------------------------------
Greater than or equal to 4.40:1.00                   3.25%
------------------------------------ --------------------------------------
  Less than 4.40:1.00 and greater                    2.75%
    than or equal to 3.75:1.00
------------------------------------ --------------------------------------
        Less than 3.75:1.00                          2.50%
------------------------------------ --------------------------------------

; provided, however, the failure to deliver the certificate of calculation of the Debt Coverage Ratio by the date required hereunder (after giving effect to any applicable grace period) shall automatically cause the LIBOR Rate Margin to be the highest rate set forth above, effective as of the first day of the calendar month immediately following the date on which the delivery of the certificate of calculation of the Debt Coverage Ratio was otherwise required; and provided further, however, that for the period from the Closing Date through the last day of the calendar month during which the first anniversary of the Closing Date occurs and thereafter until such time as the Agent receives a certificate of calculation of the Debt Coverage Ratio delivered pursuant to
Section 6.3(b) establishing that a different LIBOR Rate Margin applies, the LIBOR Rate Margin shall be 3.25 percentage points.

                "LIEN" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                "LOAN ACCOUNT" has the meaning set forth in Section 2.10.

                "LOAN DOCUMENTS" means this Agreement, the Canadian Loan Documents, the Cash Management Agreements, the Disbursement Letter, the Foreign Guaranties, the Guaranty, the

Intercreditor Agreement, the Intellectual Property Security Agreement, the Letters of Credit, the Mortgages, the Officers' Certificate, the Stock Pledge Agreements, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Obligor and any Lender in connection with this Agreement.

                "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the CPI Parties, taken as a whole, (b) a material impairment of the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of any Obligor.

                "MATURITY DATE" has the meaning set forth in Section 3.4.

                "MAXIMUM REVOLVER AMOUNT" means $41,000,000.

                "MAXIMUM TERM LOAN AMOUNT" means $20,000,000.

                "MORTGAGES" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by an Obligor in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

                "MOVING EXPENSES" means the following, all of which are not to exceed $11,600,000 in the aggregate: moving and related production and personnel expenses and capital expenditures arising in connection with (i) the relocation of Borrower's Satcom division from Palo Alto to Canada, (ii) the physical consolidation of Borrower's remaining Palo Alto operations, and (iii) Borrower's EIMAC division's space consolidation at the San Carlos Property.

                "MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 3(37) of ERISA) to which any Obligor organized under the laws of the United States or any state thereof or any ERISA Affiliate is making, is obligated to make, has made or has been obligated to make, contributions on behalf of participants who are or were employed by any of them, other than a plan described in Section 4(b)(4) of ERISA.

                "NEGOTIABLE COLLATERAL" means all now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

                "NET ORDERLY LIQUIDATION VALUE" means, with respect to an item of Eligible Equipment, as of any date of determination, the orderly liquidation value thereof as determined by Agent in its Permitted Discretion, which determination may be made by Agent in reliance on periodic appraisals by a qualified appraisal company selected by Agent in its Permitted Discretion; provided, however, that Emerald Technologies Valuation, LLC shall be acceptable to all parties hereto;

                "NET PROCEEDS" means, as to any Transaction, an amount equal to
(i) the aggregate amount received (directly or indirectly) in cash (including any cash received by way of deferred payment pursuant to a note receivable, installment receivable, purchase price adjustment receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) from such Transaction, less (ii) the sum of (A) the principal amount of any Indebtedness which is secured by any asset that is the subject of such Transaction (other than Indebtedness assumed by the purchaser of such asset) or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness hereunder), (B) the reasonable out-of-pocket expenses and fees incurred by Parent, Borrower, or their Subsidiaries in connection with such sale or other disposition, provided that all such expenses and fees are set forth on a certificate provided to the Agent, and (C) federal and state taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter.

                "OBLIGATIONS" means all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations (including indemnity obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due, and all Lender Group Expenses that any Obligor is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

                "OBLIGORS" shall mean Borrower and all Guarantors.

                "OFFICERS' CERTIFICATE" means the representations and warranties of officers form submitted by Agent to Borrower, together with Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

                "ORIGINATING LENDER" has the meaning set forth in Section
14.1(e).

                "OVERADVANCE" has the meaning set forth in Section 2.5.

                "PALO ALTO REAL PROPERTY COLLATERAL" means the Real Property Collateral identified as such on Schedule R-1.

                "PARENT" means Communications & Power Industries Holding Corporation, a Delaware corporation.

                "PARTICIPANT" has the meaning set forth in Section 14.1(e).

                "PAY-OFF LETTER" means a letter, in form and substance satisfactory to Agent, from Existing Lender to Agent respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Obligors.

                "PERMITTED DISCRETION" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

                "PERMITTED DISPOSITIONS" means (a) sales or other dispositions by any Obligor of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of such Obligor's business, (b) sales by any Obligor of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by any Obligor in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by any Obligor, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of such Obligor's business, and (e) sales of a portion of the Beverly Real Property Collateral as contemplated in Section 6.6.

                "PERMITTED HOLDER" means (i) Green Equity Investors II, L.P.;
(ii) any Person that is a general partner of Green Equity Investors II, L.P. as of the date hereof and any Affiliate of such Person; (iii) any investment fund or investment partnership managed by any Person qualifying as a Permitted Holder under clause (ii) foregoing; (iv) any Person that is (a) a limited partner in Green Equity Investors II, L.P., (b) an investor in an investment fund or investment partnership qualifying as a Permitted Holder under clause (ii) foregoing, and, in each such case, has obtained its Stock of Parent either by virtue of a distribution of assets by Green Equity Investors II, L.P. or by such investment fund or investment partnership, or by co-investing in an investment transaction led by Green Equity Investors II, L.P. or by such investment fund or investment partnership, or (c) is an Affiliate of any Person qualifying as a Permitted Holder under clauses (iv)(a) and (b) foregoing; and (v) any present or former employee of Parent or any of its Subsidiaries who is a shareholder of Parent.

                "PERMITTED INVESTMENTS" means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

                "PERMITTED LIENS" means (a) Liens held by Agent for the benefit of Agent and the Lenders, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase

Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Obligors and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, obligations for utilities, or leases incurred in the ordinary course of business of Obligors and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business of Obligors, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Agent, and (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Obligors.

                "PERMITTED PROTEST" means the right of any Obligor to protest any Lien or asserted obligation (other than (i) any such Lien that secures the Obligations, or (ii) any of the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Obligor's Books in such amount as is required under GAAP,
(b) any such protest is instituted promptly and prosecuted diligently by such Obligor in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent's Liens.

                "PERMITTED PURCHASE MONEY INDEBTEDNESS" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $2,000,000.

                "PERSON" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                "PLAN" means any employee benefit plan, program, or arrangement maintained or contributed to by any Obligor organized under the laws of the United States or any state thereof or with respect to which it may incur liability.

                "PERSONAL PROPERTY COLLATERAL" means all Collateral other than Real Property.

                "PROJECTIONS" means Obligors' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consolidated basis for Parent and its Subsidiaries and on a basis consistent with Parent's consolidated historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

                "PRO RATA SHARE" means, as of any date of determination:

                        (a) with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolver Commitment being reduced to zero, the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders, and (y) from and after the time that the Revolver Commitment has been terminated or reduced to zero, the percentage obtained by dividing (I) the aggregate principal amount of such Lender's Advances by (II) the aggregate principal amount of all Advances,

                        (b) with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (x) prior to the Revolver Commitment being reduced to zero, the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders, and (y) from and after the time that the Revolver Commitment has been terminated or reduced to zero, the percentage obtained by dividing (I) the aggregate principal amount of such Lender's Advances by (II) the aggregate principal amount of all Advances,

                        (c) with respect to a Lender's obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (x) such Lender's Term Loan Commitment, by (y) the aggregate amount of all Lenders' Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (x) the principal amount of such Lender's portion of the Term Loan Amount by (y) the Term Loan Amount, and

                        (d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Revolver Commitment, notwithstanding any termination of such Revolver Commitment as a result of an Event of Default, plus such Lender's Term Loan Commitment, notwithstanding any termination of such Term Loan Commitment as a result of the funding thereof, by
(ii) the aggregate amount of Revolver Commitments of all Lenders, notwithstanding any termination of any Revolver Commitment as a result of an Event of Default, plus the aggregate of all Term Loan Commitments, notwithstanding any termination of any Term Loan Commitment as a result of the funding thereof.

                "PURCHASE MONEY INDEBTEDNESS" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred up to 10 days prior or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

                "REALIZATION" has the meaning set forth in Section 2.2(g).

                "REAL PROPERTY" means any estates or interests in real property now owned or hereafter acquired by any Obligor and the improvements thereto.

                "REAL PROPERTY COLLATERAL" means the parcel or parcels of Real Property identified on Schedule R-1 and all Real Property hereafter acquired by any Obligor other than the San Carlos Property.

                "REAL PROPERTY COLLATERAL APPRAISED VALUE" means, as of any date of determination, the "quick sale" value of the Palo Alto Real Property Collateral, on which Agent's Lien is a first priority Lien, as determined by Agent in its Permitted Discretion, which determination may be made by Agent in reliance on periodic appraisals by a qualified appraisal company selected by Agent in its Permitted Discretion; provided, however, that CB Richard Ellis shall be acceptable to all parties hereto.

                "RECORD" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

                "REFINANCING INDEBTEDNESS" means any Indebtedness incurred by Borrower, the proceeds of which are used to pay the Term Loan.

                "REFINANCING LENDER" means a Person makes a loan which constitutes Refinancing Indebtedness.

                "REMEDIAL ACTION" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC ' 9601.

                "REPORT" has the meaning set forth in Section 16.17.

                "REQUIRED AVAILABILITY" means Excess Availability and unrestricted cash and Cash Equivalents in an amount of not less than $15,000,000.

                "REQUIRED LENDERS" means, at any time, Lenders whose Pro Rata Shares aggregate 66% as determined pursuant to clause (d) of the definition of "Pro Rata Share."

                "REQUIRED LIQUIDITY" means Excess Availability and unrestricted cash and Cash Equivalents less cash maintained by Obligors at a level consistent with their ordinary course of operations.

                "REQUIRED TERM LOAN LENDERS" means, as of any date of determination, so long as any Term Loan Amount is outstanding, Lenders holding 51% of the outstanding Term Loan Amount, and, if no Term Loan Amount is outstanding, means Required Lenders.

                "RESERVE PERCENTAGE" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor

Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to Eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

                "REVOLVER COMMITMENT" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

                "REVOLVER USAGE" means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

                "RISK PARTICIPATION LIABILITY" means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

                "SALE" has the meaning set forth in Section 2.2(g).

                "SAN CARLOS PROPERTY" means the Real Property described on Schedule R-2.

                "SEC" means the United States Securities and Exchange Commission and any successor thereto.

                "SECURITIES ACCOUNT" means a "securities account" as that term is defined in the Code.

                "SENIOR SUBORDINATED DEBT DOCUMENTS" shall mean the Indenture, together with the form of the Senior Subordinated Notes that are referenced therein.

                "SENIOR SUBORDINATED INDEBTEDNESS" shall mean the Indebtedness of Borrower and/or the other Obligors as evidenced by the Senior Subordinated Notes and the guaranties thereof.

                "SENIOR SUBORDINATED NOTES" shall mean Borrower's Senior Subordinated Notes due 2005, issued pursuant to the Indenture.

                "SETTLEMENT" has the meaning set forth in Section 2.3(f)(i).

                "SETTLEMENT DATE" has the meaning set forth in Section
2.3(f)(i).

                "SOLVENT" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

                "STOCK" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

                "STOCK PLEDGE AGREEMENTS" means stock agreements, in form and substance satisfactory to Agent, executed and delivered by Borrower and certain Guarantors, respectively, to Agent with respect to the pledge of the Stock owned by Borrower and such Guarantors, as applicable.

                "STOCK SALE AGREEMENT" means that certain Stock Sale Agreement, dated as of June 9, 1995, by and between Parent and Varian, as amended.

                "SUBORDINATED DEBT" means Indebtedness of Borrower, the terms and conditions of which (including the subordination provisions relative thereto) are satisfactory to Required Lenders and Required Term Loan Lenders in their discretion.

                "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                "SWING LENDER" means Foothill or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender hereunder.

                "SWING LOAN" has the meaning set forth in Section 2.3(d)(i).

                "TAXES" has the meaning set forth in Section 16.11.

                "TERM LOAN" has the meaning set forth in Section 2.2.

                "TERM LOAN AMOUNT" means, as of any date of determination, the outstanding principal amount of the Term Loan.

                "TERM LOAN COMMITMENT" means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

                "TERM LOAN MATURITY DATE" means December 22, 2002.

                "TOTAL COMMITMENT" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

                "TRANSACTION" means any Sale, Issuance or Realization.

                "TRIGGERING EVENT" means any one of the following:

                (i) any Default or Event of Default;

                (ii) the average Excess Availability during any 10 consecutive Business Days is less than $10,000,000; or

                (iii) the Excess Availability on any day is less than $9,000,000.

                "UNDERLYING ISSUER" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

                "UNDERLYING LETTER OF CREDIT" means a letter of credit that has been issued by an Underlying Issuer.

                "VARIAN" means Varian, Inc., a Delaware corporation, Varian Semiconductor Equipment Associates, Inc., a Delaware corporation, and Varian Medical Systems, Inc., a Delaware corporation, successors-in-interest to Varian Associates, Inc., a Delaware corporation.

                "VOIDABLE TRANSFER" has the meaning set forth in Section 17.7.

                "WELLS FARGO" means Wells Fargo Bank, National Association, a national banking association.

        1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

        1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

        1.4 CONSTRUCTION. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

        1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

        2.1 REVOLVER ADVANCES.

                (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the result of:

                    (w) (i) until March 30, 2001, 85% of the amount of Eligible Accounts, less the amount, if any of the Dilution Reserve; provided that in no event shall the amount of credit availability created by Eligible Foreign Accounts exceed $5,000,000; or

                        (ii) following March 30, 2001,
the lesser of

                        (A) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve; provided that in no event shall the amount of credit availability created by Eligible Foreign Accounts exceed $5,000,000; or

                        (B) an amount equal to two-thirds of the Collateral Obligors' Collections with respect to Collateral Obligors' Accounts for the immediately preceding 13-week period; plus

                (x) the lower of (i) (A) from and after the Closing Date up to the first anniversary of the Closing Date, 80% of the Net Orderly Liquidation Value of Eligible Equipment, (B) from and after the first anniversary of the Closing Date up to the second anniversary of the Closing Date, 70% of the Net Orderly Liquidation Value of Eligible Equipment, (C) from and after the second anniversary of the Closing Date up to the third anniversary of the Closing Date, 60% of the Net Orderly Liquidation Value of Eligible Equipment, and (D) from and after the third anniversary of the Closing Date up to the fourth anniversary of the Closing Date, 50% of the Net Orderly Liquidation Value of Eligible Equipment, and (ii) $8,250,000, plus

                (y) the lowest of

                        (i) $16,000,000,

                        (ii) 30% of the Real Property Collateral Appraised
Value,

                        (iii) 100% of the amount of credit availability created under clause (w) above, and

                        (iv) 50% of the Real Property Collateral Appraised Value less an amount equal to the Term Loan Amount; minus

                (z) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

                (b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, with respect to
(i) sums that any Obligor is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) amounts owing by any Obligor to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent's Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (iii) if applicable, amounts as permitted pursuant to Section 3.2(e), and (iv) amounts as provided in Section 2.2(g). In addition to the foregoing, Agent shall have the right to have the Borrower's Equipment and the Real Property Collateral reappraised by a qualified appraisal company selected by Agent from time to time after the Closing Date for the purpose of redetermining the Net Orderly Liquidation Value of Eligible Equipment and the Real Property

Collateral Appraised Value and, as a result, redetermining the Borrowing Base. Borrower shall reimburse Agent on demand for the Lender Group Expenses: (i) for annual appraisals of the Borrower's Equipment and the Real Property Collateral, so long as there has not occurred any Event of Default which is continuing; and
(ii) for all appraisals of the Borrower's Equipment and the Real Property Collateral if there has occurred an Event of Default which is continuing.

                (c) The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

                (d) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                (e) In Agent's sole discretion, during the first calendar quarter of 2001, Agent shall review and appraise the Collateral Obligors' Inventory so as to determine whether a percentage of such Inventory should be considered part of the Borrowing Base. Nothing contained in this Section 2.1(e) shall constitute a commitment by any of the Lender Group to make advances against any Inventory.

        2.2 TERM LOAN; CREATION OF ADDITIONAL RESERVE.

                (a) Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan") to Borrower in an amount equal to such Lender's Pro Rata Share of the Maximum Term Loan Amount.

                (b) The Term Loan and all accrued and unpaid interest under the Term Loan shall be due and payable on the earliest to occur of (i) the date of termination of this Agreement by its terms, (ii) the date of termination of this Agreement by acceleration, or (iii) the Term Loan Maturity Date. All amounts outstanding under the Term Loan shall constitute Obligations. The inability of Borrower to refinance or prepay the Term Loan in accordance with subsections
(c), (d), (e) or (f) below shall not relieve Borrower of its obligations under this subsection (b).

                (c) Borrower shall be permitted to refinance the Term Loan with proceeds of Refinancing Indebtedness, so long as: (y) there has not occurred any Event of Default which is continuing and (z) Borrower complies with the provisions of subsections (d) and (e) below.

                (d) Any payment of the principal of the Term Loan that involves the use of an Advance or existing cash and Cash Equivalents of the CPI Parties will require Borrower to have Required Liquidity of no less than $15,000,000 after such payment has been made.

                (e) The terms of any such Refinancing Indebtedness shall, at Borrower's election, either (i) grant to Refinancing Lender substantially the same rights and obligations (including Lien and payment priority) as those which the Lenders hereunder having Term Loan Commitments have under this Agreement and the other Loan Documents and with the maturity date of such Refinancing

Indebtedness no earlier than the Maturity Date, and with no principal amortization prior to the maturity date of such Refinancing Indebtedness, or
(ii) be secured by a first priority deed of trust encumbering the Palo Alto Real Property Collateral, senior in priority to the Mortgage encumbering the Palo Alto Real Property Collateral in favor of Agent, with such Refinancing Indebtedness having a maturity date no earlier than 6 months after the Maturity Date and having an amortization subject to Agent's approval, which approval shall not be unreasonably withheld, and with Borrower having Required Liquidity of no less than $15,000,000 at the time such Refinancing Indebtedness is incurred. Agent shall cooperate in good faith with Borrower's efforts in obtaining Refinancing Indebtedness complying with the provisions of this subsection (e). The Refinancing Lender and the terms of any collateral access provided to Agent for the benefit of the Lenders shall be subject to Agent's prior consent, not to be unreasonably withheld.

                (f) At Borrower's election, Borrower may prepay the Term Loan, in whole or in part, at any time, without premium or penalty, provided that:

                        (i) after giving effect to the prepayment of the Term Loan, no Event of Default shall have occurred and be continuing;

                        (ii) if Borrower uses the proceeds of an Advance or existing cash and Cash Equivalents of the CPI Parties to prepay the Term Loan in whole or in part, Borrower shall have Required Liquidity of no less than $15,000,000 after incurring such Advance;

                        (iii) if Borrower prepays the Term Loan with the proceeds of a Refinancing Indebtedness, Borrower: (A) shall comply with subsection (e)(i) or (e)(ii) above, whichever is applicable; and (B) must prepay the Term Loan in full;

                        (iv) Borrower shall give Agent no less than ten (10) days' prior written notice of such prepayment, including the amount and date thereof (it being expressly understood and agreed that Borrower shall have no liability for not effecting a contemplated prepayment, even if notice thereof has been given);

                        (v) Borrower shall have paid accrued interest on the Term Loan to the date of prepayment; and

                        (vi) any prepayment shall be in a minimum principal amount of $5,000,000.

                (g) If, prior to the repayment in full of the Term Loan, Parent, Borrower, or any of their Subsidiaries receives any Net Proceeds from (A) the voluntary or involuntary sale, assignment, transfer or other disposition (including takings as a result of condemnation or casualty losses) of any of their assets, other than in connection with a Permitted Disposition (each, a "Sale"), (B) the issuance and sale of any debt or equity securities (each, an "Issuance"), or (C) the collection (including by means of settlement) of any claim involving litigation or arbitration or threatened litigation or arbitration (each, a "Realization") and if the Net Proceeds received on account of any such Sale (whether in one or a series of related transactions), Issuance (whether in one or a series of related transactions), or Realization exceeds $1,000,000 or if the Net Proceeds received on account of all such Sales, Issuances, or Realizations exceeds $5,000,000 (in any such case, the "Excess Net Proceeds"), then Agent shall create and maintain (until repayment in full of the Term Loan) a reserve against the Maximum Revolver Amount and the Borrowing Base in an amount equal to the Excess Net Proceeds (whereupon, if and to the extent that an Overadvance is created by the creation of such reserve, Borrower shall pay so much of the Excess Net Proceeds to Agent as is necessary to eliminate the Overadvance, and Agent shall apply such Excess Net Proceeds first, to prepay the Advances and, second, to provide cash collateral to be held by Agent in an interest bearing account selected by Agent in its sole discretion for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage).

        2.3 BORROWING PROCEDURES AND SETTLEMENTS.

                (a) PROCEDURE FOR BORROWING. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date in the case of a request for an Advance or the Term Loan specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $5,000,000 or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

                (b) AGENT'S ELECTION. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

                (c) MAKING OF ADVANCES.

                        (i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in
Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances (or the Term Loan, as applicable), upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower's Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance (or its portion of the Term Loan) if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

                        (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least 1 Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's portion of the requested Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make its portion of any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make available its portion of the requested Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make available its portion of the requested Advance to be made by such other Lender on any Funding Date.

                        (iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment and Total Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

                (d) MAKING OF SWING LOANS.

                        (i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower's Designated Account. Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible for the LIBOR Option and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing
Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

                        (ii) The Swing Loans shall be secured by the Agent's Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

                (e) AGENT ADVANCES.

                        (i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as "Agent Advances"); provided, that notwithstanding anything to the contrary contained in this Section 2.3(e), the aggregate principal amount of Agent Advances outstanding at any one time, when taken together with the aggregate principal amount of Overadvances made in accordance with Section 2.3(i) outstanding at any time, shall not exceed an amount equal to the lesser of (x) 10% of the Borrowing Base then in effect and (y) $4,100,000. Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Agent Advance shall be eligible for the LIBOR Option and all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

                        (ii) The Agent Advances shall be repayable on demand and secured by the Agent's Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

                (f) SETTLEMENT. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

                        (i) Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m.

(California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender's balance of the Advances, Swing Loans, and Agent Advances exceeds such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances, and (z) if a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender's or Agent's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

                        (ii) In determining whether a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, and fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

                        (iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the

Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

                (g) NOTATION. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

                (h) LENDERS' FAILURE TO PERFORM. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

                (i) OPTIONAL OVERADVANCES. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage does not exceed the Borrowing Base by more than an amount equal to the lesser of (1) 10% of the Borrowing Base then in effect and (2) $4,100,000, (ii) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, (iii) the aggregate principal amount of Overadvances made pursuant to this Section 2.3(i) when taken together with the aggregate principal amount of Agent Advances made pursuant to
Section 2.3(e) does not exceed at any time an amount equal to the lesser of (1) 10% of the Borrowing Base then in effect and (2) $4,100,000, and (iv) at the time of the making of any such Advance (including any Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

                        (i) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

                        (ii) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this
Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

        2.4 PAYMENTS.

                (a) PAYMENTS BY BORROWER.

                        (i) Except as otherwise expressly provided herein, all payments by Borrower shall be made in Dollars to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                        (ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

                (b) APPORTIONMENT AND APPLICATION OF PAYMENTS.

                        (i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

                                (A) first, to pay any Lender Group Expenses then
due to Agent under the Loan Documents, until paid in full,

                                (B) second, to pay any Lender Group Expenses
then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

                                (C) third, to pay any fees then due to Agent
(for its separate accounts, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

                                (D) fourth, to pay any fees then due to any or
all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

                                (E) fifth, to pay interest due in respect of all
Agent Advances, until paid in full,

                                (F) sixth, ratably to pay interest due in
respect of the Advances (other than Agent Advances) and the Swing Loans until paid in full,

                                (G) seventh, so long as no Event of Default has
occurred and is continuing or, if an Event of Default has occurred and is continuing and Agent agrees in its sole discretion, to pay interest due in respect of the Term Loan until paid in full (if an Event of Default has occurred or is continuing, the priority of the payment of interest on the Term Loan Amount is deferred to item thirteenth below),

                                (H) eighth, to pay the principal of all Agent
Advances until paid in full,

                                (I) ninth, to pay the principal of all Swing
Loans until paid in full,

                                (J) tenth, to pay the principal of all Advances
until paid in full,

                                (K) eleventh, if an Event of Default has
occurred and is continuing, to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

                                (L) twelfth, ratably to pay all principal
amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan until paid in full,

                                (M) thirteenth, if an Event of Default has
occurred and is continuing, to pay interest due in respect of the Term Loan until paid in full,

                                (N) fourteenth, if an Event of Default has
occurred and is continuing, to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,

                                (O) fifteenth, to pay any other Obligations
until paid in full, and

                                (P) sixteenth, to Borrower (to be wired to the
Designated Account) or such other Person entitled thereto under applicable law.

                        (ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

                        (iii) In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

                        (iv) For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, reasonable and documented out-of-pocket service fees, reasonable and documented out-of-pocket professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and reasonable and documented out-of-pocket expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

                        (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

                2.5 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Sections 2.1 and
2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an "Overadvance"), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition,

Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

        2.6 INTEREST RATES AND LETTER OF CREDIT FEE: RATES, PAYMENTS, AND CALCULATIONS.

                (a) INTEREST RATES. Except as provided in clause (c) below,

                        (i) all Obligations (except for undrawn Letters of Credit and the Term Loan Amount) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the greater of (A) (1) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, or (2) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin, and

                        (ii) the Term Loan Amount shall bear interest on the amount thereof outstanding from time to time at a per annum rate equal to the Base Rate plus 5.50 percentage points.

                (b) LETTER OF CREDIT FEE. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 1.25% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

                (c) DEFAULT RATE. Upon the occurrence and during the continuation of an Event of Default,

                        (i) all Obligations (except for undrawn Letters of Credit ) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to three (3) percentage points above the per annum rate otherwise applicable hereunder, and

                        (ii) the Letter of Credit fee provided for above shall be increased to three (3) percentage points above the per annum rate otherwise applicable hereunder.

                (d) PAYMENT. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent to, from time to time, without prior notice to Borrower, and Agent agrees that it will, charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the installments due and payable with respect to the Term Loan) to Borrower's Loan Account, which amounts thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower's Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

                (e) COMPUTATION. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

                (f) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

        2.7 CASH MANAGEMENT.

                (a) Each of the Collateral Obligors shall (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each, a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in Agent's name (a "Cash Management Account") at one of the Cash Management Banks.

                (b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Collateral Obligors, in form and substance acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent's Account.

                (c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, the applicable Collateral Obligor and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrower shall close any of the Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent's reasonable judgment.

                (d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Collateral Obligors are hereby deemed to have granted a Lien to Agent.

                (e) Notwithstanding the provisions of Section 2.7(b), so long as no Triggering Event has occurred, Borrower may elect to direct any or all amounts in the Cash Management Accounts to Borrower's Designated Account, provided that such direction and the effect thereof shall not cause a Default or Event of Default. If any such Triggering Event shall have occurred but shall subsequently be cured to Agent's satisfaction, then in Agent's sole discretion, Agent may thereafter permit Borrower to elect, and so long as no subsequent Triggering Event has occurred Borrower may so elect, to direct any or all amounts in the Cash Management Accounts to Borrower's Designated Account, provided that such direction and the effect thereof shall not cause a Default or Event of Default.

        2.8 CREDITING PAYMENTS; FLOAT CHARGE. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Agent shall be entitled to charge Borrower for 1 Business Day of "clearance" or "float" at the rate applicable to Base Rate Loans under
Section 2.6 on all Collections that are received by Obligors (regardless of whether forwarded by the Cash Management Banks to Agent). This across-the-board 1 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance or float charge being the equivalent of charging 1 Business Day of interest on all Collections. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.

        2.9 DESIGNATED ACCOUNT. Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

        2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with the Term Loan, all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower's account, the Letters of Credit issued by Issuing Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account, including all amounts received in the Agent's Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

        2.11 FEES. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders (unless otherwise expressly indicated) in accordance with the terms of letter agreements between Agent and individual Lenders:

                (a) ORIGINATION FEE. 1.50% of the Maximum Revolving Amount, which shall be fully earned and payable on the Closing Date,

                (b) [INTENTIONALLY LEFT BLANK],

                (c) UNUSED LINE FEE. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.375% per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of
(i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

                (d) TERM LOAN FEE. 2.00% of the Term Loan Amount, which shall be fully earned and payable on the Closing Date,

                (e) COLLATERAL MANAGEMENT. For the separate account of Agent, on the first day of each month during the term of this Agreement, a servicing fee in an amount equal to $12,500; provided, however, if Borrower is unable to establish an electronic collateral reporting system satisfactory to Agent by the end of the ninth full calendar month following the Closing Date, then the monthly collateral management fee shall thereafter be $15,000, and

                (f) AUDIT, APPRAISAL, AND VALUATION CHARGES. For the separate account of Agent, audit, appraisal, and valuation fees and charges as follows, to be paid in arrears: (i) a fee of $750 per day, per auditor, plus out-of-pocket expenses for each financial audit of Obligors performed by personnel employed by Agent, (ii) if implemented, a one time charge of $3,000 plus reasonable and documented out-of-pocket expenses for expenses for the establishment of electronic collateral reporting systems, (iii) [intentionally left blank]; and (iv) the reasonable and documented out-of-pocket charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Obligors, to appraise the Collateral, or any portion thereof, or to Obligors' business valuation; provided, however, that so long as there has not occurred any Event of Default which is continuing, Borrower shall bear all of the foregoing fees and costs in connection with no more than 4 audits per year and 1 appraisal of the Equipment and the Real Property Collateral per year; provided, further, that the foregoing limitation on Borrower's obligations for fees and costs shall not limit: (A) Agent's right to conduct additional audits and appraisals at its cost; or (B) Borrower's obligations for fees and costs following the occurrence of any Event of Default.

        2.12 LETTERS OF CREDIT.

                (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the

Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

                        (i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, or

                        (ii) the Letter of Credit Usage would exceed
$10,000,000, or

                        (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

                Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall have an expiry date no later than 30 days prior to the Maturity Date and all such Letters of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to
Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

                (b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

                (c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, liability, reasonable and documented out-of-pocket expense or cost, and reasonable and documented out-of-pocket attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, liability, or reasonable and documented out-of-pocket expense cost (including reasonable and documented out-of-pocket attorneys fees) incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

                (d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

                (e) Any and all reasonable and documented out-of-pocket charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is 0.825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

                (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto) first applicable after the Closing Date:

                        (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

                        (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall constitute prima facie evidence thereof. Notwithstanding anything to the contrary in this Section 2.12(f), Agent shall only make a demand hereunder if such demand is made under substantially all loan documents of Agent containing similar provisions as those contained in the Loan Documents.

        2.13 LIBOR OPTION.

                (a) INTEREST AND INTEREST PAYMENT DATES. In lieu of having interest charged at the rate determined by reference to the Base Rate, Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of the Obligations, (iii) termination of this Agreement pursuant to the terms hereof, or (iv) the first day of each month that such LIBOR Rate Loan is outstanding. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

                (b) LIBOR ELECTION.

                        (i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

                        (ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, or reasonable and documented out-of-pocket cost or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses and reasonable and documented out-of-pocket costs and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall constitute prima facie evidence thereof.

                        (iii) Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

                (c) PREPAYMENTS. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

                (d) SPECIAL PROVISIONS APPLICABLE TO LIBOR RATE LOANS.

                        (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at a rate determined by reference to the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above). Notwithstanding anything to the contrary in this Section 2.13(d)(i), a Lender shall only make a demand hereunder if such demand is made under substantially all loan documents of such Lender containing similar provisions as those contained in the Loan Documents.

                        (ii) In the event that any change in market conditions or the adoption of any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so. Notwithstanding anything to the contrary in this Section 2.13(d)(ii), a Lender shall only give notice hereunder if such notice is given under substantially all loan documents of such Lender containing similar provisions as those contained in the Loan Documents.

                (e) NO REQUIREMENT OF MATCHED FUNDING. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at a rate determined by reference to the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at a rate determined by reference to the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

        2.14 CAPITAL REQUIREMENTS. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive issued after the Closing Date of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding anything to the contrary in this Section 2.14, a Lender will only make a demand hereunder if such demand under substantially all loan documents of such Lender containing similar provisions as those contained in the Loan Documents.

3. CONDITIONS; TERM OF AGREEMENT.

        3.1 CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to make the initial Advance and the Term Loan (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

                (a) the Closing Date shall occur on or before December 22, 2000;

                (b) Agent shall have received all financing statements required by Agent, duly executed by Obligors, and Agent shall have received searches reflecting the filing of all such financing statements;

                (c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

                        (i) the Canadian Loan Documents,

                        (ii) the Intellectual Property Security Agreement,

                        (iii) the Disbursement Letter,

                        (iv) the Intercreditor Agreement,

                        (v) [INTENTIONALLY LEFT BLANK],

                        (vi) the Guaranty,

                        (vii) the Cash Management Agreements,

                        (viii) the Mortgages, except as otherwise provided in Sections 3.2(b) and (c),

                        (ix) the Officers' Certificate,

                        (x) the Foreign Guaranties,

                        (xi) the Stock Pledge Agreements, together with all certificates representing the shares of Stock pledged thereunder, as well as undated Stock powers with respect thereto signed in blank,

                        (xii) the Environmental Indemnity Agreement, and

                        (xiii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Obligors.

                (d) Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                (e) Agent shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                (f) Agent shall have received a certificate of status with respect to Borrower, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                (g) Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                (h) Agent shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

                (i) Agent shall have received copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

                (j) Agent shall have received a certificate of status with respect to each Guarantor, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

                (k) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Obligor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

                (l) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

                (m) Agent shall have received Collateral Access Agreements with respect to the following locations: (i) 3120 Hansen Way, Palo Alto, California; and (ii) the San Carlos Property;

                (n) Agent shall have received an opinion of Obligors' (including CPI Canada's) counsel in form and substance satisfactory to Lenders;

                (o) Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Obligors have been timely filed and all taxes upon Obligors or their properties, assets, income, and franchises (including

Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                (p) Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

                (q) Lenders shall have completed their business, legal, and collateral due diligence, including (i) a collateral audit and review of Obligors' books and records and verification of Obligors' representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent, and (ii) an inspection of each of the locations where Inventory is located, the results of which shall be satisfactory to Agent;

                (r) Agent shall have received completed reference checks with respect to Obligors' senior management, the results of which are satisfactory to Agent in its sole discretion;

                (s) Agent shall have received an appraisal of Borrower's Equipment, the results of which shall be satisfactory to Agent;

                (t) Agent shall have received Borrower's Closing Date Business Plan;

                (u) Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

                (v) Except as provided in Sections 3.2(b) and (c), Agent shall have received (i) appraisals of the Real Property Collateral satisfactory to Agent, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral (other than the Beverly Real Property Collateral and the Canadian Real Property Collateral) issued by a title insurance company satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;

                (w) Agent shall have received a phase-I environmental report with respect to each parcel composing the Real Property Collateral (other than the Beverly Real Property Collateral and the Canadian Real Property Collateral); the environmental consultants retained for such reports, the scope of the reports or surveys, and the results thereof shall be reasonably acceptable to Agent;

                (x) Agent shall have received copies of each of the Senior Subordinated Debt Documents, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof;

                (y) Obligors shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by

Obligors of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;

                (z) Agent shall have received satisfactory evidence of the completion of the following on terms satisfactory to Agent: (i) the sale of the San Carlos Property to Parent; (ii) the lease of the San Carlos Property to Borrower; and (iii) the financing by Wells Fargo to Parent to enable Borrower and Parent to complete the transaction described in clause (i) above;

                (aa) Agent shall have received a copy of an amendment to the lease of the Palo Alto Real Property Collateral reasonably satisfactory to Agent; and

                (bb) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

        3.2 CONDITIONS SUBSEQUENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (and except as provided in clause (d) below, the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                (a) within 45 days of the Closing Date, deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent and its counsel;

                (b) within 45 days of the Closing Date, execute and deliver to Agent a Mortgage for the Beverly Real Property Collateral and such other documents as Agent may reasonably require to cause the Mortgage to be recorded and a mortgage title insurance policy for the Beverly Real Property Collateral issued by a title insurance company satisfactory to Agent in an amount reasonably satisfactory to Agent assuring Agent that such Mortgage on such Real Property is a valid and enforceable first priority mortgage lien on such Real Property free and clear of all defects and encumbrances except Permitted Liens, and said mortgage policy otherwise shall be in form and substance reasonably satisfactory to Agent;

                (c) within 45 days of the Closing Date, using commercially reasonable efforts, and without the expenditure of consideration, to cause CPI Canada to execute and deliver to Agent a Mortgage for the Canadian Real Property Collateral and such other documents as Agent shall reasonably require to cause the Mortgage to be recorded and a mortgage title insurance policy for the Canadian Real Property Collateral issued by a title insurance company satisfactory to Agent in an amount reasonably satisfactory to Agent assuring Agent that such Mortgage on such Real Property is a valid and enforceable first priority mortgage Lien on such Real Property free and clear of all defects and encumbrances except Permitted Liens, and said mortgage policy otherwise shall be in form and substance reasonably satisfactory to Agent;

                (d) within 45 days of the Closing Date, using commercially reasonable efforts, and without the expenditures of consideration, deliver to Agent a certified copy of a memorandum recorded in the office of the Santa Clara County Recorder describing the grant of parking rights to Borrower with respect to the Palo Alto Real Property Collateral, the form and substance of which shall be satisfactory to Agent and its counsel;

                (e) within 45 days of the Closing Date, deliver to Agent a fully executed Collateral Access Agreement, the form and substance reasonably satisfactory to Agent, with respect to 1019 East Brokaw Road, San Jose, California 95131; provided, however, that if Borrower fails to comply with this subsection (e), and until such time as such Collateral Access Agreement is delivered, Agent shall establish a reserve against the Borrowing Base in an amount equal to two months' rent for the San Jose premises described in this subsection (e);

                (f) within 30 days of the Closing Date, change the Designated Amount specified in this Agreement to another deposit account maintained at Designated Account Bank and otherwise reasonably acceptable to Agent, whereupon such deposit account shall thereafter be the Designated Account hereunder; and

                (g) within 45 days of the delivery by Agent to Borrower of a reasonably acceptable draft amendment to that certain Sublease (Unit 8, Palo
Alto) dated as of August 10, 1995 between Varian Associates, Inc., as sublessor, and Borrower, as sublessee, using commercially reasonable efforts and without the expenditure of consideration, deliver to Agent a certified copy of said amendment, recorded in the office of the Santa Clara County Recorder containing the mortgagee protections referred to in Section 8.8 of such Sublease and meeting the reasonable requirements of Agent, the form and substance of which shall be satisfactory to Agent and its counsel.

        3.3 CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT. The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

                (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

                (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

                (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Obligor, Agent, any Lender, or any of their respective Affiliates.

                (d) no Material Adverse Change shall have occurred.

        3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Obligors, Agent, and the Lenders and shall continue in full force and effect for a term ending on December 22, 2004 (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

        3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge any Obligor of its duties, Obligations, or covenants hereunder and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower's sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

        3.6 EARLY TERMINATION BY BORROWER. Borrower has the option, at any time upon 10 days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Lenders); provided, however, that no Applicable Prepayment Premium shall be payable with respect to the Term Loan; and further provided, however, that Borrower shall have no liability for not effecting a contemplated prepayment if notice thereof has been given and no more than two extensions of the termination date have been granted; and if notice has been given, no more than two extensions of the termination date have been granted and prepayment is not effected , the Commitments shall be reinstated. If Borrower terminates this Agreement pursuant to the provisions of this Section, or if Borrower has sent a notice of termination pursuant to the provisions of this Section and has been granted more than two time extensions of the termination date, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full, together with the Applicable Prepayment Premium, on the date of such termination or the third extension date, whichever is applicable. In the event of the termination of this Agreement and repayment of the Obligations (other than the Term Loan) at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of

Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination. Notwithstanding any provision to the contrary herein provided, Borrower shall not be liable for an Applicable Prepayment Premium if this Agreement is terminated as a direct result of Borrower's refinancing the Obligations through a commercial banking unit of Wells Fargo.

4. CREATION OF SECURITY INTEREST.

        4.1 GRANT OF SECURITY INTEREST. Borrower grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of Borrower's right, title and interest in all currently existing and hereafter acquired or arising Personal Property Collateral of Borrower in order to secure prompt repayment of any and all of the Obligations and in order to secure prompt performance by Borrower of each of Borrower's covenants and duties under the Loan Documents. The Agent's Liens in and to the Borrower's Personal Property Collateral shall attach to all of Borrower's Personal Property Collateral without further act on the part of the Lender Group or any Obligor. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions and for transfers of Borrower's Equipment to the extent permitted in Section 7.13(h), Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

        4.2 NEGOTIABLE COLLATERAL. In the event that any Personal Property Collateral of Borrower, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent's security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

        4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify Account Debtors of Borrower that the Accounts, chattel paper, or General Intangibles of Borrower have been assigned to Agent or that Agent has a security interest therein, or
(b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by Borrower.

        4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the reasonable request of Agent, Borrower shall execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to perfect and continue perfected or better perfect the Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, Borrower shall (a) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower's ownership thereof, and (c) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

        4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Borrower's Accounts, (d) endorse Borrower's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower's Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated.

        4.6 RIGHT TO INSPECT. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

        4.7 CONTROL AGREEMENTS. Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless Borrower, Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property of Borrower shall be modified by Borrower without the prior written consent of Agent. Upon the occurrence and during the continuance of a Default or Event of Default, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent's Account.

5. REPRESENTATIONS AND WARRANTIES.

        In order to induce the Lender Group to enter into this Agreement, each of the Obligors makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

        5.1 NO ENCUMBRANCES. Each of the Obligors has good and indefeasible title to its respective Collateral and its respective Real Property, free and clear of Liens except for Permitted Liens.

        5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Collateral Obligors' business, owed to a Collateral Obligor without defenses, disputes, offsets, counterclaims, or rights of return or cancellation (except as, and to the extent, provided in clause (d) below). As to each Eligible Account, such Account is not:

                (a) owed by an employee, Affiliate, or agent of any Obligor,

                (b) on account of a transaction wherein goods were placed on consignment or were sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (except as described in the proviso in clause (d) of the definition of Eligible Borrower Accounts), or on any other terms by reason of which the payment by the Account Debtor may be conditional,

                (c) payable in a currency other than Dollars or, with respect to the Eligible Canadian Accounts or Eligible Foreign Accounts, payable in a currency other than Canadian dollars,

                (d) owed by an Account Debtor that has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, except to the extent that the amount of such Account has been computed by deducting the amount of such setoff, disputed liability or claim,

                (e) owed by an Account Debtor that is subject to any Insolvency Proceeding or is not Solvent or as to which any Obligor has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

                (f) on account of a transaction as to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor or the services giving rise to such Account have not been performed and accepted by the Account Debtor,

                (g) a right to receive progress payments or other advance billings that are due prior to the completion of performance by any Collateral Obligor of the subject contract for goods or services, and

                (h) an Account that has not been billed to the customer.

        5.3 INVENTORY. All Inventory of each Collateral Obligor is of good and merchantable quality, free from defects. As to each item of Inventory, such Inventory is

                (a) owned by a Collateral Obligor free and clear of all Liens other than Liens in favor of Lender and Permitted Liens arising as a matter of law in connection with purchase money obligations,

                (b) either located at one of the locations set forth on Schedule E-1 or in transit from one such location to another such location,

                (c) subject to the provisions of Section 3.2(e) hereof, not located on real property leased by a Collateral Obligor or in a contract warehouse, in each case, unless subject to a Collateral Access Agreement executed by the lessor, the warehouseman, or other third party, as the case may be, and unless segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

                (d) not goods that have been returned or rejected by a Collateral Obligor's customers, and

                (e) not goods that are obsolete or slow moving (except as reserved under GAAP), supplies used or consumed in a Collateral Obligor's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

        5.4 EQUIPMENT. All of the Equipment is used or held for use in a Collateral Obligor's business and is fit for such purposes.

        5.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment of the Collateral Obligors are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule E-1.

        5.6 INVENTORY RECORDS. Each of the Obligors keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

        5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of each of the Obligors is located at the address indicated in Schedule 5.7 and the FEIN of each Obligor other than CPI Canada is identified in Schedule 5.7.

        5.8 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                (a) Each of the Obligors is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state or province where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

                (b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each of the Obligors, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Obligor's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. None of the Obligors is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

                (c) Set forth on Schedule 5.8(c), is a complete and accurate list of each Obligor's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each of the Obligors. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                (d) Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Obligor's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. None of the Obligors is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Obligor's capital Stock or any security convertible into or exchangeable for any such capital Stock.

        5.9 DUE AUTHORIZATION; NO CONFLICT.

                (a) The execution, delivery, and performance by each of the Obligors of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Obligor.

                (b) The execution, delivery, and performance by each of the Obligors of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Obligor, the Governing Documents of such Obligor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Obligor,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Obligor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Obligor, other than Permitted Liens, or (iv) require any approval of such Obligor's shareholders, or any approval or consent of any Person under any material contractual obligation of such Obligor.

                (c) Other than the filing of financing statements, comparable Canadian financing statements, fixture filings, and Mortgages, the execution, delivery, and performance by each of the Obligors of this Agreement and the Loan Documents to which such Obligor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

                (d) This Agreement and the other Loan Documents to which each of the Obligors is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Obligor will be the legally valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                (e) The Agent's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

        5.10 LITIGATION. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Obligors, threatened against any Obligor, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to any Obligor, reasonably could not be expected to result in a Material Adverse Change.

        5.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any other Obligor that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower's (or such other Obligor's, as applicable) financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

        5.12 FRAUDULENT TRANSFER.

                (a) Each of the Obligors is Solvent.

                (b) No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Obligor.

        5.13 EMPLOYEE BENEFITS. Except as set forth on Schedule 5.13, none of the Obligors or any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Multiemployer Plan. Obligors, each of their Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute and have made all contributions required under the terms of each Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Obligors or their Subsidiaries or any ERISA Affiliate is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

        5.14 ENVIRONMENTAL CONDITION. Except as set forth on Schedule 5.14, (a) to Obligors' knowledge, none of the Obligors' assets has ever been used by any Obligor or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Obligors' knowledge, none of the Obligors' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Obligors has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Obligor, and (d) none of the Obligors has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Obligor resulting in the releasing or disposing of Hazardous Materials into the environment.

        5.15 BROKERAGE FEES. None of the Obligors has utilized the services of any broker or finder in connection with any Obligor's obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by any Obligor in connection herewith.

        5.16 INTELLECTUAL PROPERTY.

                (a) Each of the Obligors owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, and copyright registrations as to which, as so indicated on said Schedule, each of the Collateral Obligors is the owner or is an exclusive licensee (collectively, "Intellectual Property").

                (b) Except as set forth in Schedule 5.16:

                        (i) The respective Collateral Obligor is the sole owner of the Intellectual Property, free and clear of any Lien (other than in favor of Agent) without the payment of any monies or royalty except with respect to off-the-shelf software;

                        (ii) Obligors have taken, and will continue to take, all actions which are necessary or advisable to acquire and protect the Intellectual Property, consistent with prudent commercial practices and Obligors' business judgment, including without limitation: (x) registering all Copyrights (as defined in the Intellectual Property Agreement and included within the Intellectual Property) which, in Obligors' business judgment, are of sufficient value to merit such treatment, in the Copyright Office, and (y) registering all Patents and Trademarks (as each is defined in the Intellectual Property Agreement and included within the Intellectual Property) which, in Obligors' business judgment, are of sufficient value to merit such treatment, in the United States Patent and Trademark Office;

                        (iii) The respective Collateral Obligor's rights in the Intellectual Property are valid and enforceable;

                        (iv) Obligors have received no demand, claim, notice or inquiry from any Person in respect of the Intellectual Property which challenges, threatens to challenge or inquiries as to whether there is any basis to challenge, the validity of, the rights of Obligors in or the right of Obligors to use, any such Intellectual Property, and Obligors know of no basis for any such challenge;

                        (v) to the knowledge of Obligors, Obligors are not in violation or infringement of, and has not violated or infringed any proprietary rights of any other Person;

                        (vi) to the knowledge of Obligors, no Person is infringing any Intellectual Property; and

                        (vii) except on an arm's-length basis for value and other commercially reasonable terms, Obligors have not granted any license with respect to any Intellectual Property to any Person.

        5.17 LEASES. Each of the Obligors enjoys peaceful and undisturbed possession under all leases material to the business of such Obligor and to which it is a party or under which it is operating. All of such leases are valid and subsisting and no material default by any Obligor exists under any of them.

        5.18 DDAs. Set forth on Schedule 5.18 are all of Obligors' DDAs, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

        5.19 COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished by or on behalf of any Obligor in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this

Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Obligor in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrower's good faith best estimate of Obligors' future performance for the periods covered thereby.

        5.20 INDEBTEDNESS. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Obligors outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

6. AFFIRMATIVE COVENANTS.

        Each of the Obligors covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, each of the Obligors shall and shall cause each of the other CPI Parties to do all of the following:

        6.1 ACCOUNTING SYSTEM. Maintain a system of accounting that enables Obligors to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Each of the Obligors also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

        6.2 COLLATERAL REPORTING. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

--------------------- ---------------------------------------------------------------------------
Weekly (by            (a) a detailed  roll-forward of Collateral Obligors' Accounts,  reflecting
Wednesday)            sales, collection and credit activity,

                      (b) a detailed  calculation  by  customer of deposits  and  advances,  and offsets against deposits and advances, and

                      (c) a detailed calculation of Collateral Obligors'
                      Collections and Obligors' Collections,
--------------------- ---------------------------------------------------------------------------
Monthly (not later    (d) a detailed calculation of the Borrowing Base (including detail
than the 15th         regarding those Accounts that are not Eligible Accounts),
Business Day of each
month)                (e) a detailed aging, by total, of the Collateral Obligors' Accounts, together  with  a  reconciliation  to  the  detailed  calculation  of  the
                      Borrowing Base  previously provided to Agent,

                      (f) a summary aging, by vendor, of Collateral Obligors' accounts payable and any book overdraft; provided, however, that until the expiration of the ninth calendar month following the Closing Date, such aging shall be provided quarterly within 15 Business Days after the end of each fiscal quarter of Borrower, and

                      (g) a calculation of Dilution for the prior month.
--------------------- ---------------------------------------------------------------------------
Upon request by       (h) Inventory  reports  specifying any  Collateral  Obligor's cost and the
Agent                 wholesale  market value of its  Inventory,  by category,  with  additional detail showing additions to and deletions from the Inventory,

                      (i) a detailed list of each of the Obligor's customers,

                      (j) a  report  regarding  each  of  the  Obligor's  accrued,  but  unpaid, ad valorem taxes,
--------------------- ---------------------------------------------------------------------------
                      (k) copies of invoices in connection with the CPI Parties'
                      Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the CPI
                      Parties' Accounts and, for Inventory and Equipment
                      acquired by each of the Obligors, purchase orders and
                      invoices, and

                      (l) such other reports as to the Collateral, or the
                      financial condition of each of the Obligors, as Agent may
                      request.
--------------------- ---------------------------------------------------------------------------

                In addition, each Obligor agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

        6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Agent, with copies to each Lender:

                (a) as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the fiscal quarters in a fiscal year) after the end of each month during each of Borrower's fiscal years,

                        (i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering the CPI Parties' operations during such period,

                        (ii) a certificate signed by the chief financial officer of Borrower to the effect that:

                                (A) the financial statements delivered hereunder
have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the CPI Parties,

                                (B) the representations and warranties of
Obligors contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

                                (C) there does not exist any condition or event
that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and

                        (iii) for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20,

                (b) as soon as available, but in any event within 45 days after the end of each fiscal quarter of Borrower's fiscal year, commencing with the first fiscal quarter of Borrower's fiscal quarter 2002, a certificate signed by the chief financial officer of Borrower, setting forth in reasonable detail the computation of EBITDA and the Debt Coverage Ratio for the immediately preceding fiscal quarter,

                (c) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years,

                        (i) consolidated and, if available, consolidating, financial statements of the CPI Parties for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

                        (ii) a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

                (d) as soon as available, but in any event within 30 days after the start of each of Borrower's fiscal years,

                        (i) copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its reasonable discretion, for the forthcoming 2 years, year by year (for the forthcoming fiscal year, month by month, and on a quarter to quarter basis for the second year) , certified by the chief financial officer of Borrower as being such officer's good faith best estimate of the financial performance of Obligors during the period covered thereby,

                (e) if and when filed by any Obligor,

                        (i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

                        (ii) any other filings made by any Obligor with the SEC,

                        (iii) copies of Obligors' federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

                        (iv) any other information that is provided by any Obligor to its shareholders generally,

                (f) if and when filed by any Obligor and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) such Obligor conducts business or is required to pay any such excise tax, (ii) where such Obligor's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Obligor, or (iii) where such Obligor's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

                (g) as soon as any Obligor has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

                (h) a report on all actions upon which Borrower is required to report to Lender pursuant to Section 5.16 or the Intellectual Property Security Agreement, and

                (i) upon the request of Agent, any other report reasonably requested relating to the financial condition of the Obligors.

                Each Obligor agrees that no CPI Party will have a fiscal year different from that of Borrower. At the request of Agent, Borrower shall, from time to time, cause its certified public accountants to meet and confer with Agent's representatives, in the presence of Borrower's management, to discuss with Agent's representatives the financial and business affairs of the CPI Parties.

        6.4 INTELLECTUAL PROPERTY. Comply with its continuing obligations described in Section 5.16 and the Intellectual Property Security Agreement.

        6.5 RETURN. Cause returns and allowances, as between any Collateral Obligor and its Account Debtors, to be on the same basis and in accordance with the usual customary practices of such Obligor, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Collateral Obligor, such Obligor promptly shall determine the reason for such return and, if such Obligor accepts such return, issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Collateral Obligor, such Obligor promptly shall determine the reason for such return and, if Agent consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor.

        6.6 MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder; provided, however, so long as no Event of Default has occurred and is continuing, that Borrower may sell, free and clear of any Liens in favor of Lenders thereon and without any repayment of the Obligations or the payment of any fees in connection therewith, that portion of the Beverly Real Property Collateral described on Schedule 6.6 hereto, and Lenders shall release and reconvey any Liens in their favor attaching to the portion of the Beverly Real Property Collateral so sold.

        6.7 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Obligor or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each of the Obligors will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that such Obligor has made such payments or deposits. Each of the Obligors shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which such Obligor is required to pay any such excise tax.

        6.8 INSURANCE.

                (a) At Obligors' expense, maintain insurance respecting their assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Each of the Obligors also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Each of the Obligors shall deliver copies of all such policies to Agent with a satisfactory lender's loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

                (b) Each of the Obligors shall give Agent prompt notice of any loss covered by such insurance. Agent shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $1,000,000, without any liability to any Obligor whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to the applicable Obligor under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations; provided, however, that so long as no Event of Default has occurred and is continuing, all sums received by Agent as described in this sentence in respect of any occurrence and which aggregate less than $1,000,000 shall promptly be disbursed to the applicable Obligor under the terms and for the purposes described in this sentence. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

                (c) None of the Obligors will take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender's loss payable endorsement or its equivalent. Each of the Obligors immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

        6.9 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment of the Collateral Obligors only at the locations identified on Schedule E-1; provided, however, that Borrower may amend Schedule E-1 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which Inventory or Equipment of a Collateral Obligor is moved to such new location, so long as such new location is within the continental United States or Canada (except Quebec and the Maritime provinces), and so long as, at the time of such written notification, Borrower provides any financing statements, fixture filings or comparable Canadian financing statements necessary to perfect and continue perfected the Agent's Liens on such assets and also provides to Agent a Collateral Access Agreement.

        6.10 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

        6.11 LEASES. Pay when due all rents and other amounts payable under any leases to which any Obligor is a party or by which any Obligor's properties and assets are bound, unless such payments are the subject of a Permitted Protest.

        6.12 BROKERAGE COMMISSIONS. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower's obtaining financing from the Lender Group under this Agreement. Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrower's obtaining financing from the Lender Group under this Agreement.

        6.13 EXISTENCE. At all times preserve and keep in full force and effect each of the Obligor's valid existence and good standing and any rights and franchises material to such Obligor's businesses.

        6.14 ENVIRONMENTAL.

                (a) Keep any property either owned or operated by any Obligor free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except for Environmental Liens resulting from the presence of Hazardous Materials which are the subject of Section 10.2 of the Stock Sale Agreement, (b) comply, and take reasonable steps to cause Varian to comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material (but not including pre-existing releases which are the subject of Section 10.2 of the Stock Sale Agreement) in any reportable quantity from or onto property owned or operated by any Obligor and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Obligor, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Obligor, and (iii) notice of a violation, citation, or other administrative order, in each instance in subsections (d)(i), (ii) or (iii), which reasonably could be expected to result in a Material Adverse Change.

        6.15 MOVEMENT OF EQUIPMENT TO GEORGETOWN, ONTARIO LOCATION. Promptly, and in any event no later than 15 days after the date of any movement of any of Borrower's Equipment to the Georgetown, Ontario location described on Schedule E-1: (a) notify Agent of such movement, (b) deliver to Agent a list of such Equipment, and identify and assign a value to such Equipment on the most recent appraisal thereof, and (c) grant to Agent and perfect a security interest in said Equipment, all on terms and pursuant to documents the form and substance of which shall be satisfactory to Agent.

        6.16 DISCLOSURE UPDATES. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment, filing, or recordation thereof.

7. NEGATIVE COVENANTS.

        Each of the Obligors covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, such Obligor will not and will not permit any of its Subsidiaries to do any of the following:

        7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

                (b) Indebtedness set forth on Schedule 5.20,

                (c) Permitted Purchase Money Indebtedness,

                (d) Indebtedness, the final maturity of which shall be no earlier than 6 months following the Maturity Date, secured only by the Beverly Real Property Collateral or the Canadian Real Property Collateral, in which event, at Borrower's request in connection with the incurring of such Indebtedness permitted under this clause (d), and so long as there has not occurred any Event of Default which is continuing, Agent shall release and reconvey any Lien on such Real Property Collateral,

                (e) Subordinated Debt,

                (f) Indebtedness of an Obligor arising in connection with an Investment permitted under Sections 7.13(d), (e) and (g),

                (g) Refinancing Indebtedness in conformity with the provisions of Section 2.2, and

                (h) Refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), (d), (e), (f) and (g) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as:
(i) the terms and conditions of such refinancings, renewals, or extensions (other than refinancings, renewals or extensions of the Indebtedness set forth on Schedule 5.20 that is secured by the San Carlos Property) do not, in Required Lenders' and Required Term Loan Lenders' judgment, materially impair the prospects of repayment of the Obligations by such Obligor or materially impair such Obligor's creditworthiness, (ii) such refinancings, renewals, or extensions (other than refinancings, renewals or extensions of the Indebtedness set forth on Schedule 5.20 that is secured by the San Carlos Property) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (except by the amount of any prepayment premium paid to discharge such Indebtedness and for the amount of reasonable expenses incurred in securing such refinancing, renewal or extension); provided, however, that if any such Indebtedness is non-recourse (with only such exceptions thereto as are normal and customary), the principal amount of the Indebtedness refinanced need not be limited to the principal amount thereof prior to such refinancing, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to any Obligor, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness; provided, however, that no such refinancing, renewal or extension otherwise permitted under this clause (h) with respect to Indebtedness set forth on Schedule 5.20 that is secured by the San Carlos Property shall make any Obligor other than Parent a co-obligor of that Indebtedness.

        7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(h) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness) and except for Liens encumbering the Palo Alto Real Property Collateral securing Refinancing Indebtedness conforming to the requirements of Section 2.2(e)(ii); provided, however that notwithstanding the foregoing, so long as there has not occurred any Event of Default which is continuing, Borrower may create, incur and permit to exist Liens on the Beverly Real Property Collateral, and CPI Canada may create, incur and permit Liens on the Canadian Real Property Collateral, in each case only to secure Indebtedness contemplated by Section 7.1(d).

        7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES.

                (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

                (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

                (c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

                (d) Form any new Subsidiary.

        7.4 DISPOSAL OF ASSETS. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any Obligor's assets.

        7.5 CHANGE NAME. Change any Obligor's name, FEIN, corporate structure, or identity, or add any new fictitious name; provided, however, that any Obligor may change its name upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens.

        7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any Person (other than unsecured guaranties for the benefit of an Obligor other than Parent and other than guaranties secured by L/C's issued pursuant to this Agreement for the benefit of another CPI Party other than Parent), except by endorsement of instruments or items of payment for deposit to the account of any Obligor or which are transmitted or turned over to Agent.

        7.7 NATURE OF BUSINESS. Make any change in the principal nature of its business.

        7.8 PREPAYMENTS AND AMENDMENTS.

                (a) Except in connection with a refinancing permitted by Section 7.1(h), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Obligor, other than the Obligations in accordance with this Agreement, and

                (b) Except in connection with a refinancing permitted by Section 7.1(h), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), (d), (e), (f) or (g).

        7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

        7.10 CONSIGNMENTS. Consign any Collateral Obligor's Inventory or sell any Collateral Obligor's Inventory on bill and hold (except as contemplated in clause (d) of the definition of Eligible Borrower Accounts), sale or return, sale on approval, or other conditional terms of sale.

        7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any Stock of Borrower or Parent, of any class, whether now or hereafter outstanding; provided, however, that notwithstanding the foregoing, and so long as there has not occurred any Event of Default which is continuing, without duplication, Borrower may make distributions to, or pay dividends to, Parent for the purpose of: (i) enabling Parent to repurchase capital Stock of Parent held by former, disabled or deceased employees of Parent or any of its Subsidiaries in an aggregate amount not to exceed the sum of $500,000 plus the net cash proceeds received by Borrower and its Subsidiaries from key person insurance policies obtained to effect such Stock repurchases, and subject to the foregoing conditions Parent may make the Stock repurchases contemplated by this clause (i); (ii) enabling Parent to pay any Federal, state or local income, franchise or other taxes payable by Parent in an aggregate amount not to exceed the sum of (without duplication) (1) the amount of such taxes that would be due by Borrower and its Subsidiaries if they were separate taxable entities to the extent Parent has an obligation to satisfy such taxes attributable solely to Borrower and its Subsidiaries and (2) the amount of such taxes with respect to Parent's ownership of the Stock of Borrower; (iii) enabling Parent to pay Parent's overhead and operating expenses (including professional fees and expenses but excluding management fees) attributable solely to its ownership of Borrower and its Subsidiaries in an aggregate amount not to exceed $250,000 in any fiscal year; (iv) enabling Parent to pay reasonable and customary fees payable to members of the Board of Directors of Parent; (v) enabling Parent to pay compensation and management equity arrangements for officers and other employees of Parent entered into in the ordinary course of business; and (vi) enabling Parent to pay management or other fees and reasonable and documented out-of-pocket expenses payable to LGP to the extent not paid by Borrower and solely to the extent permitted under the terms of the Indenture, including without limitation the payment on or about the Closing Date of deferred general service fees due LGP in the amount of $514,000.

        7.12 ACCOUNTING METHODS. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of any Obligor's accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or any Obligor's financial condition.

        7.13 INVESTMENTS. Except for (a) Permitted Investments, (b) other Investments in Persons who are not CPI Parties or Affiliates of CPI Parties not to exceed $500,000, so long as: (1) no Event of Default has occurred and is continuing, or would result from the making of such Investment, (2) the Excess Availability is no less than $5,000,000, and (3) concurrent with the making of such Investment, Agent obtains a perfected first priority Lien on the property constituting such Investment; (c) Investments to permit employees of any CPI Party to purchase Stock of Parent; provided that the aggregate amount of all such Investments shall not exceed $250,000; (d) any Investment in Parent by Borrower that could have been made as a dividend under Section 7.11 and that, instead, Borrower elected to make in the form of an Investment, (e) any cash Investment between any Obligor (other than Parent) and any other Obligor (other than Parent), so long as no Event of Default has occurred and is continuing, (f) cash Investments by Obligors in Foreign Guarantors in an amount not to exceed $500,000 in the aggregate at any one time outstanding, so long as no Event of Default has occurred and is continuing, (g) any Investment by Parent in Borrower, (h) any Investment by Borrower in CPI Canada in connection with the transfer by Borrower to CPI Canada of the Equipment and Inventory of Borrower's SatCom division, so long as: (y) no Event of Default has occurred and is continuing, and (z) immediately following such transfer, Agent shall continue to have a perfected first priority Lien on said Equipment and Inventory; and (i) Investments in CPI Parties (other than Parent or Borrower) in the nature of performance guaranties regarding the sale by such CPI Parties of products manufactured by Borrower or CPI Canada, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that no Obligor shall have Permitted Investments in the nature of deposit accounts or securities accounts (other than in the Cash Management Accounts) in excess of $1,000,000 outstanding at any one time unless such Obligor and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments, as Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Agent's Liens in such Permitted Investments.

        7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any transaction with any CPI Party or any Affiliate of any CPI Party except for transactions that are in the ordinary course of such Obligor's business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to such Obligor than would be obtained in an arm's length transaction with a non-Affiliate; provided, however, that the foregoing restriction shall not apply to: (w) any transactions with any Affiliate of any CPI Party permitted under Sections 7.11 or 7.13; (x) any purchase and sale of inventory between CPI Parties in the ordinary course of business, upon fair and reasonable terms, and on terms that are no less favorable to each party than would be obtained in an arm's length transaction with a non-Affiliate; (y) the provision of general and administrative services by Borrower on behalf of the other CPI Parties; and (z) Borrower's sale of the San Carlos Property to Parent and the performance by Borrower and Parent under that certain Lease, dated as of December 1, 2000, between them and relating to the San Carlos Property; provided, however that the lease payments under said Lease shall not be modified without Agent's prior written consent, which consent shall not be unreasonably withheld.

        7.15 SUSPENSION. Suspend or go out of a substantial portion of its business.

        7.16 [INTENTIONALLY LEFT BLANK]

        7.17 USE OF PROCEEDS. Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

        7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, the relevant Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens and also provides to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment of the Collateral Obligors shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent.

        7.19 SECURITIES ACCOUNTS. Establish or maintain any Securities Account unless Agent shall have received a Control Agreement in respect of such Securities Account. No Obligor shall transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Obligors may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

        7.20 FINANCIAL COVENANTS.

                (a) Fail to maintain:

                        (i) MINIMUM EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

      Applicable Amount                           Applicable Period
------------------------------- -------------------------------------------------------
          $3,500,000                            For the fiscal quarter
                                               ending December 29, 2000

          $9,000,000                   For the two consecutive fiscal quarters

                                                ending March 30, 2001

         $16,500,000                  For the three consecutive fiscal quarters
                                                 ending June 29, 2001

         $23,700,000                   For the four consecutive fiscal quarters
                                              ending September 28, 2001

         $24,000,000                   For the four consecutive fiscal quarters
                                               ending December 28, 2001

         $24,500,000                   For the four consecutive fiscal quarters
                                                ending March 29, 2002

         $24,500,000                   For the four consecutive fiscal quarters
                                                 ending June 28, 2002

         $25,500,000                   For the four consecutive fiscal quarters
                                              ending September 27, 2002

         $27,000,000                  For each four consecutive fiscal quarters
                                                      thereafter

                (b) Make:

                        (i) CAPITAL EXPENDITURES. Other than Moving Expenses, capital expenditures in any fiscal year of Borrower in excess of $8,000,000.

8. EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

        8.1 If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

        8.2 If Borrower or any other Obligor fails or neglects to perform, keep, or observe any covenant or other provision contained in Sections 6.2 or 6.3 hereof and such failure or neglect continues for a period of 5 Business Days after the date on which such failure or neglect first occurs, or (b) if Borrower or any other Obligor fails or neglects to perform, keep, or observe any covenant or other provision contained in Sections 6.1, 6.7 or 6.11 hereof and such failure or neglect is not cured within 15 days after the date on which such failure or neglect first occurs, or (c) if any Obligor or Foreign Guarantor fails or neglects to perform, keep, or observe any other covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in this Section 8) or the other Loan Documents (other than a Section of such other Loan Document dealt with elsewhere in this Section 8); provided that, during any period of time that any such failure or neglect of an Obligor referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period, Lenders shall be relieved of their obligations to extend credit hereunder;

        8.3 If any material portion of any Obligor's assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

        8.4 If an Insolvency Proceeding is commenced by any Obligor,

        8.5 If an Insolvency Proceeding is commenced against any Obligor, and any of the following events occurs: (a) such Obligor consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder,
(d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Obligor, or (e) an order for relief shall have been entered therein;

        8.6 If any Obligor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        8.7 (a) If a notice of Lien, levy, or assessment is filed of record with respect to any Obligor's assets by the United States, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Obligor's assets and the same is not paid before such payment is delinquent; or (b) if a notice of Lien, levy, or assessment is filed of record with respect to any Obligor's assets by any Governmental Authority other than those set forth in clause (a) above in an amount exceeding $250,000 in the aggregate, or if any taxes or debts, in an amount exceeding $250,000 in the aggregate, owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Obligor's assets and the same is not paid before such payment is delinquent;

        8.8 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Obligor's assets;

        8.9 If there is a default in any material agreement, including without limitation any agreement evidencing, securing or otherwise relating to Indebtedness due Wells Fargo, to which any Obligor is a party and such default
(a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of any Obligor's obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

        8.10 If any Obligor makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

        8.11 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by any Obligor or any officer, employee, agent, or director of any Obligor;

        8.12 (a) If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by any Guarantor thereunder, or any Guarantor revokes or attempts to revoke its Guaranty; or (b) if the obligation of any Foreign Guarantor under its Foreign Guaranty is limited or terminated by such Foreign Guarantor, or any Foreign Guarantor revokes or attempts to revoke its Foreign Guaranty;

        8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

        8.14 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor, or a proceeding shall be commenced by any Obligor, or by any Governmental Authority having jurisdiction over any Obligor, seeking to establish the invalidity or unenforceability thereof, or any Obligor shall deny that any Obligor has any liability or obligation purported to be created under any Loan Document.

9. THE LENDER GROUP'S RIGHTS AND REMEDIES.

        9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by
Borrower:

                (a) Declare all Obligations (including the Dollar amount of contingent unreimbursed liabilities under L/C's and L/C Undertakings), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between any Borrower and the Lender Group;

                (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations;

                (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit

Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

                (e) Cause Borrower to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of the Lender Group;

                (f) Without notice to or demand upon any Obligor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent at a place that Agent may designate which is reasonably convenient to all parties. Borrower authorizes Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent's determination appears to conflict with the Agent's Liens and to pay all expenses incurred in connection therewith and to charge Borrower's Loan Account therefor. With respect to Borrower's owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

                (g) Without notice to any Obligor (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

                (h) Agent or Agent's designee may (a) notify Account Debtors of Borrower that the Accounts, chattel paper, or General Intangibles of Borrower have been assigned to Agent or that Agent has a security interest therein, or
(b) collect such Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Agent, as Agent's trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by Borrower;

                (i) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

                (j) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

                (k) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

                (l) Agent shall give notice of the disposition of the Personal Property Collateral as follows:

                        (i) Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

                        (ii) The notice shall be personally delivered or mailed, postage prepaid, to Obligors as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

                (m) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

                (n) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

                (o) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

                (p) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.

        9.2 REMEDIES CUMULATIVE. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

        If any Obligor fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its reasonable discretion and without prior notice to Obligors, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower's Loan Account as Agent reasonably deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall constitute prima facie evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

        11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

        11.2 THE LENDER GROUP'S LIABILITY FOR COLLATERAL. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

        11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable and documented out-of-pocket attorneys fees and disbursements and other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by any Obligor or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such e-mail addresses as such Obligor or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to such Obligor or Agent, as the case may be, at its address set forth below:

               If to Borrowerc/o Communications & Power Industries, Inc.
               or any of the        607 Hansen Way
               other Obligors:      Palo Alto, California 94303
                                    Attn:  Lynn Harvey, Chief Financial Officer
                                    Fax No.: (650) 846-3276

               with copies to: Leonard Green & Partners L.P.
                                    11111 Santa Monica Boulevard
                                    Suite 2000
                                    Los Angeles, California 90025
                                    Attn:  Gregory Annick
                                    Fax No.:  (310) 954-0404

               with copies to: Irell & Manella LLP
                                    1800 Avenue of the Stars
                                    Suite 900
                                    Los Angeles, California 90067
                                    Attn:  Christopher Kennedy, Esq.
                                    Fax No.: (310) 203-7199

               If to Agent:         FOOTHILL CAPITAL CORPORATION
                                    2450 Colorado Avenue
                                    Suite 3000 West
                                    Santa Monica, California 90404
                                    Attn: Business Finance Division Manager
                                    Fax No.: (310) 478-9788

               with copies to: Jeffer, Mangels, Butler & Marmaro LLP
                                    2121 Avenue of the Stars
                                    Tenth Floor
                                    Los Angeles, California 90067
                                    Attn:  Joel J. Berman, Esq.
                                    Fax No.: (310) 203-5067

Agent and Obligors may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party or parties. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

        (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. OBLIGORS AND THE LENDER GROUP WAIVE, TO

THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

        (c) OBLIGORS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. OBLIGORS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

        14.1 ASSIGNMENTS AND PARTICIPATIONS.

                (a) Any Lender may, with the written consent of Agent and, so long as no Event of Default has occurred and is continuing, with consent of Borrower (not to be unreasonably withheld), assign and delegate to one or more assignees (each an "Assignee") all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except that there shall be no minimum amount if the Assignee is an existing Lender or a fund, money market account, investment account or other account managed by an existing Lender or an Affiliate of an existing Lender), and no consent of Agent or any Obligor shall be required in connection with any assignment and delegation by a Lender to a fund or account managed by a Lender or an Affiliate of a Lender; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance in form and substance satisfactory to Agent, and (iii) the assignor Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding: (y) the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or the assignee is an Affiliate (other than individuals) of, or a fund, money market account, investment account or other account managed by a Lender or an Affiliate of a Lender; and (z) the consent of Borrower shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of Foothill or the assignee is an

Affiliate (other than individuals) of, or a fund, money market account, investment account or other account managed by Foothill or an Affiliate of Foothill.

                (b) From and after the date that Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Obligors and the Assignee.

                (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Obligors or the performance or observance by Obligors of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                (d) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

                (e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a

"Participant") participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Obligors, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Obligors, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 14.1(e) are solely for the benefit of the Lender Group, and none of the Obligors shall have any rights as a third party beneficiary of any such provisions.

                (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Obligors or Obligors' business.

                (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR '203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        14.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Obligor may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Obligor from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to
Section 14.1 hereof, no consent or approval by any Obligor is required in connection with any such assignment.

15. AMENDMENTS; WAIVERS.

        15.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the applicable Obligor and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and all Obligors, do any of the following:

                (a) increase or extend any Commitment of any Lender,

                (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

                (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

                (d) change the percentage of the Commitments that is required to take any action hereunder,

                (e) amend, modify, or waive this Section, any provision of the Agreement providing for consent or other action by all Lenders, or Section 2.2,

                (f) release Collateral other than as permitted by Section 16.12,

                (g) change the definition of "Required Lenders", "Required Term Loan Lenders," or "Pro Rata Share",

                (h) contractually subordinate any of the Agent's Liens,

                (i) increase the advance rate with respect to Advances (except for the restoration of an advance rate after the prior reduction thereof),

                (j) release Borrower or any other Obligor from any obligation for the payment of money, or

                (k) change the definition of Borrowing Base (other than in connection with the inclusion of "Eligible Inventory" in the Borrowing Base as contemplated in Section 2.1(e), so long as said inclusion is made in accordance with Foothill's customary business and credit underwriting practices) or the definitions of Eligible Accounts, Eligible Borrower Accounts, Eligible Canadian Accounts, Maximum Revolver Amount, Eligible Equipment, Term Loan Amount, or change Section 2.1(b), or

                (l) amend, modify, or waive any of the provisions of Section 16,

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations any Obligor, shall not require consent by or the agreement of any Obligor.

        15.2 REPLACEMENT OF HOLDOUT LENDER.

                (a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

                (b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's


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

Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

        15.3 NO WAIVERS; CUMULATIVE REMEDIES. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Obligors of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy the Agent or any Lender may have.

16. AGENT; THE LENDER GROUP.

        16.1 APPOINTMENT AND AUTHORIZATION OF AGENT. Each Lender hereby designates and appoints Foothill as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and no Obligor shall have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that Foothill is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other


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

rights and remedies of the Lender Group with respect to Obligors, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

        16.2 DELEGATION OF DUTIES. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

        16.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor or any Subsidiary or Affiliate of any Obligor, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of any Obligor or the books or records or properties of any Obligor's Subsidiaries or Affiliates.

        16.4 RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Obligors or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

        16.5 NOTICE OF DEFAULT OR EVENT OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to


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

defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

        16.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Obligor and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Obligor and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Obligor and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

        16.7 COSTS AND EXPENSES; INDEMNIFICATION. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do
so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

        16.8 AGENT IN INDIVIDUAL CAPACITY. Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Foothill were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Foothill or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Foothill in its individual capacity.

        16.9 SUCCESSOR AGENT. Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

        16.10 LENDER IN INDIVIDUAL CAPACITY. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

        16.11 WITHHOLDING TAXES.

                (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and
Borrower:

                        (i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in
Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

                        (ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

                        (iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Borrower;

                        (iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations due such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower due such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form W-8BEN as no longer valid.

                (c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                (d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

                (e) All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence. Borrower will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

        16.12 COLLATERAL MATTERS.

                (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Obligors of all Obligations, (ii) constituting property being sold or disposed of or subject to a separate financing as contemplated in Section 7.1(d) or
Section 2.2(e)(ii), if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale, disposition or release is permitted under Sections 2.2(e)(ii), 6.6, 7.1(d) and 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Obligor owned any interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to an Obligor under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of
(y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Obligor in respect of) all interests retained by such Obligor, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by an Obligor or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

        16.13 RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.

                (a) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Obligor or any deposit accounts of any Obligor now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

                (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or
(ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

        16.14 AGENCY FOR PERFECTION. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

        16.15 PAYMENTS BY AGENT TO THE LENDERS. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

        16.16 CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

        16.17 FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION. By becoming a party to this Agreement, each Lender:

                (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports,

                (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

                (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Obligors and will rely significantly upon Obligors' Books, as well as on representations of Obligors' personnel,

                (d) agrees to keep all Reports and other material, non-public information regarding Obligors and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Obligors that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender's rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

                (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Obligor to Agent that has not been contemporaneously provided by such Obligor to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Obligor, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of such Obligor the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Obligor, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Obligor a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

        16.18 SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Obligor or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

        16.19 [INTENTIONALLY LEFT BLANK]

17. GENERAL PROVISIONS.

        17.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Obligors, Agent, and each Lender whose signature is provided for on the signature pages hereof.

        17.2 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

        17.3 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Obligors, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto. Time is of the essence in the payment and performance of the Obligation.

        17.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        17.5 [INTENTIONALLY LEFT BLANK]

        17.6 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

        17.7 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of such Obligor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        17.8 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                        BORROWER:

                                        COMMUNICATIONS & POWER INDUSTRIES, INC., a Delaware corporation


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------


                                        FOOTHILL:

                                        FOOTHILL CAPITAL CORPORATION,
                                        a California corporation, as Agent and
                                        as a Lender


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------


                                        OTHER LENDERS:

                                        ABLECO FINANCE LLC,
                                        a Delaware limited liability company


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------


                                        OTHER OBLIGORS:

                                        COMMUNICATIONS & POWER INDUSTRIES
                                        HOLDING CORPORATION,
                                        a Delaware corporation


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                        CPI SUBSIDIARY HOLDINGS INC.,
                                        a Delaware corporation


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------


                                        COMMUNICATIONS & POWER INDUSTRIES
                                        INTERNATIONAL INC.,
                                        a Delaware corporation


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------


                                        COMMUNICATIONS & POWER INDUSTRIES ASIA
                                        INC., a Delaware corporation


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------


                                        COMMUNICATIONS & POWER INDUSTRIES
                                        CANADA, INC., an Ontario corporation


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                  SCHEDULE C-1
                                   COMMITMENTS

------------------   ----------------------   --------------------   -----------------------
        LENDER         REVOLVER COMMITMENT    TERM LOAN COMMITMENT      TOTAL COMMITMENT
------------------   ----------------------   --------------------   -----------------------
Foothill Capital            $41,000,000                                   $41,000,000
Corporation
------------------   ----------------------   --------------------   -----------------------
Ableco Finance LLC                               $20,000,000              $20,000,000
------------------   ----------------------   --------------------   -----------------------


------------------   ----------------------   --------------------   -----------------------


------------------   ----------------------   --------------------   -----------------------
All Lenders                 $41,000,000          $20,000,000              $61,000,000
------------------   ----------------------   --------------------   -----------------------

                                TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----
1.       DEFINITIONS AND CONSTRUCTION.                                                       1
         1.1      DEFINITIONS.                                                               1
         1.2      ACCOUNTING TERMS                                                          28
         1.3      CODE.                                                                     28
         1.4      CONSTRUCTION.                                                             28
         1.5      SCHEDULES AND EXHIBITS.                                                   28
2.       LOAN AND TERMS OF PAYMENT.                                                         28
         2.1      REVOLVER ADVANCES.                                                        28
         2.2      TERM LOAN; CREATION OF ADDITIONAL RESERVE                                 30
         2.3      BORROWING PROCEDURES AND SETTLEMENTS                                      32
         2.4      PAYMENTS.                                                                 38
         2.5      OVERADVANCES.                                                             41
         2.6      INTEREST RATES AND LETTER OF CREDIT FEE:  RATES, PAYMENTS,
                  AND CALCULATIONS.                                                         41
         2.7      CASH MANAGEMENT.                                                          42
         2.8      CREDITING PAYMENTS; FLOAT CHARGE.                                         43
         2.9      DESIGNATED ACCOUNT.                                                       44
         2.10     MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS.                   44
         2.11     FEES.                                                                     44
         2.12     LETTERS OF CREDIT.                                                        45
         2.13     LIBOR OPTION.                                                             48
         2.14     CAPITAL REQUIREMENTS.                                                     51
3.       CONDITIONS; TERM OF AGREEMENT.                                                     51
         3.1      CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT.                  51
         3.2      CONDITIONS SUBSEQUENT TO THE INITIAL EXTENSION OF CREDIT.                 55
         3.3      CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT.                         56
         3.4      TERM.                                                                     56
         3.5      EFFECT OF TERMINATION.                                                    56
         3.6      EARLY TERMINATION BY BORROWER.                                            57
4.       CREATION OF SECURITY INTEREST.                                                     58
         4.1      GRANT OF SECURITY INTEREST.                                               58
         4.2      NEGOTIABLE COLLATERAL.                                                    58
         4.3      COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND
                  NEGOTIABLE COLLATERAL.                                                    58
         4.4      DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED.                            58
         4.5      POWER OF ATTORNEY.                                                        59
         4.6      RIGHT TO INSPECT.                                                         59
         4.7      CONTROL AGREEMENTS.                                                       59
5.       REPRESENTATIONS AND WARRANTIES.                                                    59

         5.1      NO ENCUMBRANCES.                                                          60
         5.2      ELIGIBLE ACCOUNTS.                                                        60
         5.3      INVENTORY.                                                                60
         5.4      EQUIPMENT.                                                                61
         5.5      LOCATION OF INVENTORY AND EQUIPMENT.                                      61
         5.6      INVENTORY RECORDS.                                                        61
         5.7      LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN.                                 61
         5.8      DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.                         61
         5.9      DUE AUTHORIZATION; NO CONFLICT.                                           62
         5.10     LITIGATION.                                                               63
         5.11     NO MATERIAL ADVERSE CHANGE.                                               63
         5.12     FRAUDULENT TRANSFER.                                                      63
         5.13     EMPLOYEE BENEFITS.                                                        63
         5.14     ENVIRONMENTAL CONDITION.                                                  63
         5.15     BROKERAGE FEES.                                                           64
         5.16     INTELLECTUAL PROPERTY.                                                    64
         5.17     LEASES.                                                                   65
         5.18     DDAS.                                                                     65
         5.19     COMPLETE DISCLOSURE.                                                      65
         5.20     INDEBTEDNESS.                                                             65
6.       AFFIRMATIVE COVENANTS.                                                             65
         6.1      ACCOUNTING SYSTEM.                                                        65
         6.2      COLLATERAL REPORTING.                                                     66
         6.3      FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.                              67
         6.4      INTELLECTUAL PROPERTY                                                     69
         6.5      RETURN.                                                                   69
         6.6      MAINTENANCE OF PROPERTIES.                                                69
         6.7      TAXES.                                                                    69
         6.8      INSURANCE.                                                                70
         6.9      LOCATION OF INVENTORY AND EQUIPMENT.                                      70
         6.10     COMPLIANCE WITH LAWS.                                                     71
         6.11     LEASES.                                                                   71
         6.12     BROKERAGE COMMISSIONS.                                                    71
         6.13     EXISTENCE.                                                                71
         6.14     ENVIRONMENTAL.                                                            71
         6.15     MOVEMENT OF EQUIPMENT TO GEORGETOWN, ONTARIO LOCATION.                    71
         6.16     DISCLOSURE UPDATES.                                                       72
7.       NEGATIVE COVENANTS.                                                                72
         7.1      INDEBTEDNESS.                                                             72
         7.2      LIENS.                                                                    73
         7.3      RESTRICTIONS ON FUNDAMENTAL CHANGES.                                      73
         7.4      DISPOSAL OF ASSETS.                                                       74
         7.5      CHANGE NAME.                                                              74

         7.6      GUARANTEE.                                                                74
         7.7      NATURE OF BUSINESS.                                                       74
         7.8      PREPAYMENTS AND AMENDMENTS.                                               74
         7.9      CHANGE OF CONTROL.                                                        74
         7.10     CONSIGNMENTS.                                                             74
         7.11     DISTRIBUTIONS.                                                            74
         7.12     ACCOUNTING METHODS.                                                       75
         7.13     INVESTMENTS.                                                              75
         7.14     TRANSACTIONS WITH AFFILIATES.                                             76
         7.15     SUSPENSION.                                                               76
         7.16     [INTENTIONALLY LEFT BLANK]                                                76
         7.17     USE OF PROCEEDS.                                                          76
         7.18     CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY
                  AND EQUIPMENT WITH BAILEES.                                               76
         7.19     SECURITIES ACCOUNTS.                                                      76
         7.20     FINANCIAL COVENANTS.                                                      77
8.       EVENTS OF DEFAULT.                                                                 77
9.       THE LENDER GROUP'S RIGHTS AND REMEDIES.                                            79
         9.1      RIGHTS AND REMEDIES.                                                      79
         9.2      REMEDIES CUMULATIVE.                                                      82
10.      TAXES AND EXPENSES.                                                                82
11.      WAIVERS; INDEMNIFICATION.                                                          82
         11.1     DEMAND; PROTEST; ETC.                                                     82
         11.2     THE LENDER GROUP'S LIABILITY FOR COLLATERAL.                              82
         11.3     INDEMNIFICATION.                                                          82
12.      NOTICES.                                                                           83
13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.                                        84
14.      ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.                                        85
         14.1     ASSIGNMENTS AND PARTICIPATIONS.                                           85
         14.2     SUCCESSORS.                                                               88
15.      AMENDMENTS; WAIVERS.                                                               88
         15.1     AMENDMENTS AND WAIVERS.                                                   88
         15.2     REPLACEMENT OF HOLDOUT LENDER.                                            89
         15.3     NO WAIVERS; CUMULATIVE REMEDIES.                                          90
16.      AGENT; THE LENDER GROUP.                                                           90
         16.1     APPOINTMENT AND AUTHORIZATION OF AGENT.                                   90
         16.2     DELEGATION OF DUTIES.                                                     91
         16.3     LIABILITY OF AGENT.                                                       91
         16.4     RELIANCE BY AGENT.                                                        91
         16.5     NOTICE OF DEFAULT OR EVENT OF DEFAULT.                                    91
         16.6     CREDIT DECISION.                                                          92
         16.7     COSTS AND EXPENSES; INDEMNIFICATION.                                      92
         16.8     AGENT IN INDIVIDUAL CAPACITY.                                             93
         16.9     SUCCESSOR AGENT.                                                          93

         16.10    LENDER IN INDIVIDUAL CAPACITY.                                            94
         16.11    WITHHOLDING TAXES.                                                        94
         16.12    COLLATERAL MATTERS.                                                       96
         16.13    RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.                  97
         16.14    AGENCY FOR PERFECTION.                                                    97
         16.15    PAYMENTS BY AGENT TO THE LENDERS.                                         97
         16.16    CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS.                     98
         16.17    FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY;
                  DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION.                    98
         16.18    SEVERAL OBLIGATIONS; NO LIABILITY.                                        99
         16.19    [INTENTIONALLY LEFT BLANK]                                                99
17.      GENERAL PROVISIONS.                                                               100
         17.1     EFFECTIVENESS.                                                           100
         17.2     SECTION HEADINGS.                                                        100
         17.3     INTERPRETATION.                                                          100
         17.4     SEVERABILITY OF PROVISIONS.                                              100
         17.5     [INTENTIONALLY LEFT BLANK]                                               100
         17.6     COUNTERPARTS; TELEFACSIMILE EXECUTION.                                   100
         17.7     REVIVAL AND REINSTATEMENT OF OBLIGATIONS.                                101
         17.8     INTEGRATION.                                                             101

                                                                                          Page
                                                                                          ----

                                                                                          Page
                                                                                          ----

                             EXHIBITS AND SCHEDULES


                                                                                          Page
                                                                                          ----
Exhibit A-1               Form of Assignment and Acceptance
Exhibit B-1               Form of Borrowing Base Certificate
Exhibit C-1               Form of Compliance Certificate
Exhibit L-1               Form of LIBOR Notice
Schedule C-1              Commitments
Schedule E-1              Eligible Equipment; Locations of Inventory and Equipment
Schedule P-1              Permitted Liens
Schedule R-1              Real Property Collateral
Schedule R-2              San Carlos Property
Schedule 2.7(a)           Cash Management Banks
Schedule 5.7              Chief Executive Office; FEIN
Schedule 5.8(b)           Capitalization of Obligors
Schedule 5.8(c)           Capitalization of Obligors' Subsidiaries
Schedule 5.10             Litigation
Schedule 5.13             Employee Benefits
Schedule 5.14             Environmental Matters
Schedule 5.16             Intellectual Property
Schedule 5.18             Demand Deposit Accounts
Schedule 5.20             Permitted Indebtedness
Schedule 6.6              Maintenance of Properties